                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               THE BOEING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         NOTICE OF 1998 ANNUAL MEETING

                                OF SHAREHOLDERS

                              AND PROXY STATEMENT

                            [CIRCULAR PHOTO COLLAGE]
                               THE BOEING COMPANY

                                 [BOEING LOGO]

                               THE BOEING COMPANY

                                                                  March 20, 1998

Dear Shareholder:

     You are invited to attend the Company's 1998 Annual Meeting of Shareholders.

     It will be held on Monday, April 27, 1998, in the auditorium of Building 33 of the McDonnell Aircraft and Missile Systems Engineering Campus, located at the corner of Lindbergh and J.S. McDonnell Boulevards, Hazelwood, Missouri. The meeting will begin at 10:00 a.m., local time. A map and directions to the meeting site are on the back of this proxy statement. The Annual Meeting will be accessible through the use of a sign language interpreter.

     The matters we will address at the Annual Meeting are described in the attached notice and proxy statement. There will also be reports on the activities of the Company and an opportunity to submit questions or comments on matters of interest to shareholders generally.

     Whether or not you attend the Annual Meeting in person, it's important that your shares be voted on matters that come before the meeting. I urge you to specify your choices by completing the accompanying proxy card and returning it promptly. If you sign and return your proxy card without marking choices, it will be understood that you want your shares voted in accordance with the directors' recommendations.

                                       Very truly yours,

                                       /s/ PHILIP M. CONDIT

                                       PHILIP M. CONDIT
                                       Chairman of the Board
                                       and Chief Executive Officer

                               THE BOEING COMPANY
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 1998
                            ------------------------

The 1998 Annual Meeting of Shareholders of The Boeing Company will be held on April 27, 1998, at 10:00 a.m., local time, in the auditorium of Building 33 of the McDonnell Aircraft and Missile Systems Engineering Campus, located at the corner of Lindbergh and J.S. McDonnell Boulevards, Hazelwood, Missouri.

Shareholders at the close of business on February 26, 1998 will be entitled to vote at the Annual Meeting. The items on the agenda, as described in the attached proxy statement, are as follows:

 1. To elect four people to the Board of Directors for three-year terms expiring in 2001;

 2. To consider and vote on a proposal to amend The Boeing Company 1997 Incentive Stock Plan for Employees;

 3. To consider and vote on a shareholder proposal concerning military contracts;

 4. To consider and vote on a shareholder proposal on doing business with China;

 5. To consider and vote on a shareholder proposal concerning the annual election of the entire board of directors;

 6. To consider and vote on a shareholder proposal concerning cumulative voting in the election of directors;

 7. To consider and vote on a shareholder proposal concerning the creation of the position of independent lead director;

 8. To consider and vote on a shareholder proposal concerning political contributions;

 9. To consider and vote on a shareholder proposal concerning the sale of the Douglas Products Division; and

10. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

So far as management is aware, no business will properly come before the Annual Meeting other than the matters listed above.

                                       /s/ THEODORE J. COLLINS

                                       THEODORE J. COLLINS
                                       Senior Vice President, General
                                       Counsel and Secretary

                                       March 20, 1998

  IF YOU CANNOT ATTEND THE MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD APPOINTING PHILIP M. CONDIT, HARRY C. STONECIPHER, AND GEORGE H.
                         WEYERHAEUSER AS YOUR PROXIES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General Information for Shareholders........................    1
  Outstanding Securities....................................    1
  Attendance at the Annual Meeting..........................    1
  Voting at the Annual Meeting or by Proxy..................    2
  Voting via Telephone or the Internet......................    2
  Voting by Participants in Employee Plans..................    2
  Vote Required and Method of Counting Votes................    3
  Confidential Voting Policy................................    4
  Expenses of Solicitation..................................    4
  Independent Auditors......................................    5
Proposal 1: Election of Directors...........................    6
  Nominees..................................................    7
  Continuing Directors......................................    8
  Compensation of Directors.................................   10
  Retirement Policy.........................................   10
  Committees of the Board of Directors......................   11
  Board and Committee Meetings..............................   12
  Related Party Transactions................................   12
  Section 16(a) Beneficial Ownership Reporting Compliance...   13
  Security Ownership........................................   13
  Executive Compensation....................................   16
     Summary Compensation Table.............................   16
     Option Grants in 1997 Table............................   19
     Aggregated Option/SAR Exercises in 1997 and Year-End
       Option/SAR Values Table..............................   20
     Pension Plan Tables....................................   20
     Employment Contracts and Termination of Employment
       Arrangements.........................................   22
     Compensation Committee Report on Executive
       Compensation.........................................   24
     Shareholder Return on Performance Graphs...............   29
Proposal 2: Approval of Amendment of The Boeing Company 1997
  Incentive Stock Plan for Employees........................   30
Proposal 3: Shareholder Proposal on Military Contracts......   34
Proposal 4: Shareholder Proposal on Doing Business with
  China.....................................................   36
Proposal 5: Shareholder Proposal on Annual Election of the
  Entire Board of Directors.................................   38
Proposal 6: Shareholder Proposal on Cumulative Voting for
  the Election of Directors.................................   41
Proposal 7: Shareholder Proposal on Creation of the Position
  of Independent Lead Director..............................   43
Proposal 8: Shareholder Proposal on Political
  Contributions.............................................   45
Proposal 9: Shareholder Proposal on the Sale of Douglas
  Products Division.........................................   47
Annual Report and Form 10-K.................................   49
Shareholder Proposals for 1999..............................   49
Appendix A: 1997 Incentive Stock Plan for Employees, as
  Amended and Restated......................................  A-1

                               THE BOEING COMPANY

                                 P.O. BOX 3707
                              SEATTLE, WASHINGTON
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

                                 APRIL 27, 1998

This proxy statement is issued in connection with solicitation of a proxy on the enclosed form by the Board of Directors of The Boeing Company (the "Company" or "Boeing") for use at the Company's 1998 Annual Meeting of Shareholders (the "Annual Meeting"). The approximate date on which this proxy material is first to be sent to shareholders is March 20, 1998.

                      GENERAL INFORMATION FOR SHAREHOLDERS

                             OUTSTANDING SECURITIES

The Company's only class of capital stock outstanding is common stock with voting rights. The Board of Directors has fixed the close of business on February 26, 1998, as the record date for identifying shareholders of the Company entitled to vote at the Annual Meeting. On February 26, 1998, there were 971,191,102 shares of common stock outstanding and entitled to vote. The last sale price of the Company's common stock for that date, as reported in The Wall Street Journal, was $53.9375 per share.

                        ATTENDANCE AT THE ANNUAL MEETING

For admission to the Annual Meeting, shareholders who own shares in their own names should come to the Registered Shareholders check-in tables, where their ownership will be verified. Those who have beneficial ownership of stock that is held by a bank or broker (often referred to as "holding in street name") should come to the Beneficial Owners tables; they must bring account statements or letters from their banks or brokers indicating that they owned Boeing stock as of February 26, 1998.

The doors to Building 33 will be opened at 8:30 a.m. and the Annual Meeting will begin at 10:00 a.m. It is expected to be finished no later than 12:00 p.m. A map and directions to the meeting facility are on the back of this proxy statement.

The Annual Meeting will be accessible through the use of a sign language interpreter. Anyone who wishes to bring a translator to provide simultaneous translation of the proceedings into another language is asked to contact the Assistant Secretary of the Company no later than April 13, 1998, at The Boeing Company, P.O. Box 3707, Mail Stop 13-08, Seattle, Washington 98124-2207.

                    VOTING AT THE ANNUAL MEETING OR BY PROXY

Shares represented by a properly executed proxy card will be voted at the Annual Meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy card is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR each of the nominees, FOR Proposal 2 and AGAINST Proposals 3 through 9.

The enclosed proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the Annual Meeting.

A registered shareholder who executes a proxy card may revoke it at any time before its exercise by delivering a written notice of revocation to the Secretary of the Company or by signing and delivering another proxy card that is dated later. If the registered shareholder attends the Annual Meeting in person, either giving notice of revocation to an inspector of election at the Annual Meeting or voting by ballot at the Annual Meeting will revoke the proxy. Those who hold their stock in street name cannot revoke their proxies in person at the Annual Meeting, because the agents who have the right to cast the votes will not be present. If they wish to change their votes after returning voting instruction cards, they should contact their brokers or other agents before the Annual Meeting to determine whether they can do so.

                      VOTING VIA TELEPHONE OR THE INTERNET

Registered shareholders can save the Company expense by voting their shares over the telephone (toll-free from the United States or Canada) or by voting through the Internet. The voting procedures are designed to authenticate each shareholder by use of a Control Number, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered shareholder interested in voting by telephone or the Internet are set forth on the enclosed proxy card.

Beneficial owners receive proxy cards or voting instruction forms from their banks, brokers or other agents; some agents use the Company's proxy card and some prepare their own forms. Beneficial owners may be able to vote by telephone. They should follow the instructions on the form they receive from their bank, broker, or other agent.

The method of voting will not limit a shareholder's right to attend the Annual Meeting.

                    VOTING BY PARTICIPANTS IN EMPLOYEE PLANS

The proxy card that is being sent with this proxy statement to registered shareholders is also being sent to those who have interests in shares of Boeing stock through participation in the following plans (the "Plans"):

 1.  The Boeing Company Voluntary Investment Plan

 2.  Employee Savings Plan of McDonnell Douglas Corporation -- Salaried Plan

 3.  Employee Thrift Plan of McDonnell Douglas Corporation -- Subsidiary Plan

 4.  Employee Savings Plan of McDonnell Douglas Corporation -- Component Plan

 5.  Employee Thrift Plan of McDonnell Douglas Corporation -- Hourly Plan

 6.  Employee Investment Plan of McDonnell Douglas Corporation -- Hourly East
     Plan

 7.  Employee Investment Plan of McDonnell Douglas Corporation -- Hourly West
     Plan

 8. Employee Payroll Stock Ownership Plan ("PAYSOP") of McDonnell Douglas Corporation

 9.  Boeing North American Salaried Voluntary Savings Plan

10.  Boeing North American Savings Plan for Certain Employees

11. Boeing North American Voluntary Savings Plan for Certain Represented Hourly Employees

12.  Allen-Bradley Savings and Investment Plan for Non-Represented Hourly
     Employees

13.  Allen-Bradley Savings and Investment Plan for Salaried Employees

14.  Rockwell Savings Plan for Certain Employees

15.  Rockwell International Corporation Savings Plan

16.  Reliance Electric Company Savings and Investment Plan

These are retirement, savings and employee stock ownership plans that hold Boeing stock. The shares of Boeing stock held in the Plans (which are referred to in this proxy statement as "Plan Shares") are registered in the names of the trustees. The participants do not have actual ownership of the Plan Shares and therefore are not eligible to vote the Plan Shares directly at the Annual Meeting. However, participants are allocated interests in the funds and may instruct the trustees how to vote the Plan Shares represented by their units.

The number of shares of Boeing common stock shown on the back of the proxy card, above the boxes to be marked, represents all registered shares and Plan Shares. Plan Shares can be voted only by signing and returning the enclosed proxy card; they cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting.

Plan Shares will be voted by the trustees according to each participant's instructions. If the trustee does not receive voting instructions from a participant in time for the Annual Meeting, the trustee will vote the participant's shares in accordance with the terms of the Plans, which are as follows:

     - Plans 1-7, 10 and 11: shares will be voted in the same manner and proportion as the shares with respect to which voting instructions have been received.

     - Plan 8 (PAYSOP): shares for which no instructions are received will not be voted.

     - Plans 9 and 12-16: the trustee will vote in its own discretion.

                   VOTE REQUIRED AND METHOD OF COUNTING VOTES

Under Delaware law and the Company's Restated Certificate of Incorporation, the presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of one-third of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of Boeing common stock entitles the holder to one vote on each matter presented for shareholder action.

With respect to the election of directors, shareholders may vote in favor of all nominees, or withhold their votes as to all nominees, or withhold their votes as to specific nominees. Checking the box that withholds authority to vote for a nominee is the equivalent of abstaining. The four nominees who receive the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. In an uncontested plurality election, such as this, abstentions have no effect, since approval by a percentage of shares present or outstanding is not required.

With respect to each of the proposals other than the election of directors, shareholders may vote in favor of the proposal, or against the proposal, or abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of Proposals 2 through 9. A shareholder who signs and submits a ballot or proxy is "present," so an abstention will have the same effect as a vote against the proposal.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting. Certain proposals other than the election of directors are "non-discretionary" and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client's shares on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes." Those shares will be included in determining the presence of a quorum at the Annual Meeting, but are not considered "present" for purposes of voting on the non-discretionary proposals. They have no impact on the outcome of such proposals. The New York Stock Exchange has advised the Company that Proposals 3 through 9 on the agenda for the Annual Meeting are non-discretionary proposals.

                           CONFIDENTIAL VOTING POLICY

It is the policy of the Company that all proxy, ballot, and voting materials that identify the vote of a specific shareholder on any matter submitted for a vote of shareholders will be kept secret from directors and executive officers of the Company, except (a) when disclosure is required by applicable law or regulation, (b) when a shareholder expressly requests such disclosure, and (c) in a contested proxy solicitation. If the shareholder is an employee of the Company or a participant in the Boeing stock fund of one of the Company's retirement, savings or employee stock ownership plans, the information will not be disclosed to management unless clause (a) or (b) above applies.

Proxies and ballots will be received and tabulated by the Company's transfer agent, an independent entity that is not affiliated with the Company. The inspectors of election also will be independent of the Company. Subject to the above exceptions to the confidential voting policy, comments written on Company proxy cards will be provided to the Secretary of the Company without disclosing the vote unless the vote is necessary to understand the comment.

                            EXPENSES OF SOLICITATION

All expenses for soliciting proxies will be paid by the Company. The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to aid in the solicitation of proxies, for a fee of $17,500, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, and telephone. D.F. King & Co., Inc. has contacted brokerage houses, other custodians, and nominees to ask whether other persons are the beneficial owners of the shares that they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

                              INDEPENDENT AUDITORS

As recommended by the Audit Committee of the Board of Directors, the Board has appointed Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1998. Deloitte & Touche LLP and predecessor firms have served continuously since 1934 as independent auditors for the Company. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

The Board of Directors currently consists of 13 members. Eleven of them are independent directors and two are members of management. In accordance with the Company's By-Laws, directors are divided into three classes, each of which is composed of approximately one-third of the directors. At the Annual Meeting, four directors will be elected for terms of three years, expiring on the date of the annual meeting of shareholders in 2001. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the By-Laws of the Company. The nominees for the Board of Directors, recommended by its Organization and Nominating Committee, are all currently Board members. The nominees for re-election and the directors whose terms will continue after the Annual Meeting are listed below. Shares represented by a properly executed proxy card will be voted for the nominees unless such authority is withheld. Should any nominee become unavailable for election, the Board of Directors may vote all proxies given in response to this solicitation for the election of a substitute nominee of its choice or, in its discretion, may reduce the size of the Board of Directors rather than nominate a substitute.

On August 1, 1997, a subsidiary of Boeing was merged into McDonnell Douglas Corporation ("McDonnell Douglas") and McDonnell Douglas became a subsidiary of Boeing (the "Merger"), as provided by the Agreement and Plan of Merger dated as of December 14, 1996 (the "Merger Agreement"). The Merger Agreement provided that immediately following the effective time of the Merger, the Boeing Board of Directors would fix the number of directors constituting the Board at between 12 and 15 members. The McDonnell Douglas Board of Directors would select from among its members such number of individuals acceptable to Boeing for nomination as directors of Boeing as would constitute one-third of such total number. In accordance with the Merger Agreement, the Boeing Board set the total number of members at 12 and four members of the McDonnell Douglas Board (Messrs. John H. Biggs, Kenneth M. Duberstein, John F. McDonnell, and Harry C. Stonecipher) were elected members of the Boeing Board, effective August 1, 1997.

The Merger Agreement also provided that those former McDonnell Douglas directors joining the Boeing Board would be allocated as equally as practicable among the different classes of directors. Mr. Biggs was placed in the class of directors whose terms expire in 1998, Mr. Duberstein in the class whose terms expire in 1999, and Mr. McDonnell and Mr. Stonecipher in the class whose terms expire in 2000.

On October 27, 1997, the Board of Directors increased the number of its members to 13 and elected Dr. William J. Perry as a member.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE FOR EACH OF THE NOMINEES.

                                    NOMINEES

JOHN H. BIGGS                                         Director since August 1997

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE, TEACHERS INSURANCE AND ANNUITY ASSOCIATION-COLLEGE RETIREMENT EQUITIES FUND ("TIAA-CREF"), age 61. Mr. Biggs has served as Chairman and Chief Executive of TIAA-CREF (national teachers' pension fund) since January 1993 and as President since November 1997. He is also a Trustee of TIAA-CREF and a director of Ralston Purina Company.

Shares, options exercisable within 60 days and share interests............25,099

JOHN E. BRYSON                                               Director since 1995

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, EDISON INTERNATIONAL, age 54. Mr. Bryson has served as Chairman of the Board and Chief Executive Officer of Edison International and its principal subsidiary, Southern California Edison Company (electric utility), since 1990. He is a director of The Times Mirror Company, H.F. Ahmanson & Company, and the Council on Foreign Relations, and a trustee of Stanford University.

Shares, options exercisable within 60 days and share interests.............8,103

CHARLES M. PIGOTT                                            Director since 1972

CHAIRMAN EMERITUS, PACCAR INC, age 68. Mr. Pigott served as Chief Executive Officer of PACCAR Inc (manufacturer of transportation equipment) from 1967 through 1996. He was President of that company from 1965 to 1987, and Chairman from 1986 though 1996. Mr. Pigott is a director of Chevron Corporation, PACCAR Inc and The Seattle Times Company.

Shares, options exercisable within 60 days and share interests............51,044

ROZANNE L. RIDGWAY                                           Director since 1992

FORMER ASSISTANT SECRETARY OF STATE FOR EUROPE AND CANADA, age 62. Ambassador Ridgway served as Co-Chair of The Atlantic Council of the United States (an association to promote better understanding of international issues) from 1993 to 1996 and was its President from 1989 through 1992. She served 32 years with the U.S. State Department, including service as Ambassador to the German Democratic Republic and to Finland, and, from 1985 until her retirement in 1989, as Assistant Secretary of State for Europe and Canada. She is also a director of Bell Atlantic Corporation, Citicorp, Emerson Electric Company, RJR Nabisco, Inc., 3M Corporation, The Sara Lee Corporation, and Union Carbide Corporation.

Shares, options exercisable within 60 days and share interests............14,777

                              CONTINUING DIRECTORS

PHILIP M. CONDIT                                             Director since 1992

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, THE BOEING COMPANY, age 56. Mr. Condit was elected Chairman of the Board effective February 1, 1997. He has served as Chief Executive Officer since April 29, 1996, and was President from August 1992 until becoming Chairman. Mr. Condit is also a director of Hewlett-Packard Company. His current term as a Boeing director expires in 1999.

Shares, options exercisable within 60 days and share interests...........456,648

KENNETH M. DUBERSTEIN                                 Director since August 1997

CHAIRMAN AND CHIEF EXECUTIVE, THE DUBERSTEIN GROUP, age 53. Mr. Duberstein has served as Chairman and Chief Executive of The Duberstein Group (consulting firm) since 1989. He was White House Chief of Staff in 1988 and 1989. Mr. Duberstein is also a director of Cinergy Corp. and USF&G Corporation. His current term as a Boeing director expires in 1999.

Shares, options exercisable within 60 days and share interests.............5,951

JOHN B. FERY                                                 Director since 1989

RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, BOISE CASCADE CORPORATION, age 68. Mr. Fery served as Chairman of the Board of Boise Cascade Corporation (wood and paper products) from 1978 to 1995, and as Chief Executive Officer from 1972 until 1994. He is also a director of Albertson's, Inc., Hewlett-Packard Company, and U.S. Bancorp. Mr. Fery's current term as a Boeing director expires in 1999.

Shares, options exercisable within 60 days and share interests............13,025

PAUL E. GRAY                                                 Director since 1990

PRESIDENT EMERITUS AND PROFESSOR OF ELECTRICAL ENGINEERING, MASSACHUSETTS INSTITUTE OF TECHNOLOGY ("MIT"), age 66. Dr. Gray served as Chairman of the Corporation of MIT (education) from 1990 to 1997 and as President from 1980 until he retired in 1990. He is also a director of Eastman Kodak Company. Dr. Gray's current term as a Boeing director expires in 2000.

Shares, options exercisable within 60 days and share interests.............8,120

JOHN F. MCDONNELL                                     Director since August 1997

RETIRED CHAIRMAN, MCDONNELL DOUGLAS CORPORATION, age 60. Mr. McDonnell served as Chairman of McDonnell Douglas Corporation (aerospace) from 1988 until its merger with Boeing in 1997 and as its Chief Executive Officer from 1988 to 1994. He is also a director of Ralston Purina Company and Chairman of the Board of The Federal Reserve Bank of St. Louis. Mr. McDonnell's current term as a Boeing director expires in 2000.

Shares, options exercisable within 60 days and share interests........17,580,722

WILLIAM J. PERRY                                    Director since November 1997

PROFESSOR IN THE SCHOOL OF ENGINEERING AND SENIOR FELLOW AT THE INSTITUTE FOR INTERNATIONAL STUDIES, STANFORD UNIVERSITY, age 70. Dr. Perry served as U.S. Secretary of Defense from February 1994 through January 1997 and as Deputy Secretary of Defense from 1993 to 1994. Dr. Perry is also a director of United Technologies Corp. and Hambrecht & Quist. He is a trustee of the Carnegie Endowment for International Peace, a member of the National Academy of Engineering, and a fellow of the American Academy of Arts and Sciences. Dr. Perry's current term as a Boeing director expires in 2000.

Shares, options exercisable within 60 days and share interests...............167

DONALD E. PETERSEN                                           Director since 1990

RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, FORD MOTOR COMPANY, age 71. Mr. Petersen served as Chairman of the Board and Chief Executive Officer of Ford Motor Company (automobile manufacturer) from 1985 to 1990. He was President of Ford Motor Company from 1980 to 1985. Mr. Petersen's current term as a Boeing director expires in 1999.

Shares, options exercisable within 60 days and share interests............20,668

HARRY C. STONECIPHER                                  Director since August 1997

PRESIDENT AND CHIEF OPERATING OFFICER, THE BOEING COMPANY, age 61. Mr. Stonecipher served as President and Chief Executive Officer of McDonnell Douglas Corporation (aerospace) from 1994 until its merger with Boeing in 1997. He was Chairman and Chief Executive Officer of Sundstrand Corporation from 1991 to 1994. Mr. Stonecipher is also a director of Cincinnati Milacron Inc., Computer Management Sciences, Inc., and Sentry Insurance. Mr. Stonecipher's current term as a Boeing director expires in 2000.

Shares, options exercisable within 60 days and share interests.........1,150,361

GEORGE H. WEYERHAEUSER                                       Director since 1962

CHAIRMAN OF THE BOARD, WEYERHAEUSER COMPANY, age 71. Mr. Weyerhaeuser has been Chairman of the Board of Weyerhaeuser Company (forest products) since 1988. He joined Weyerhaeuser Company in 1949, became its President in 1966, and was its Chief Executive Officer from 1966 to 1991. He has been a director of that corporation since 1960 and is also a director of Chevron Corporation and SAFECO Corporation. Mr. Weyerhaeuser's current term as a Boeing director expires in 1999.

Shares, options exercisable within 60 days and share interests............26,789

                           COMPENSATION OF DIRECTORS

The Company pays each non-employee director an annual board retainer fee of $36,000, of which $26,000 is paid in cash and $10,000 is paid in deferred stock units issued under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan").

Additionally, the Company pays each non-employee director an annual committee retainer, for all committee service, of $10,000 for those who serve as chairman of a committee and $6,000 for those who do not. Each non-employee director receives a fee of $2,000 for each day on which he or she attends a Board of Directors meeting and a fee of $1,000 for attendance at one or more committee meetings on a day on which a Board meeting is not also held.

Directors may also elect to defer all or a portion of their cash retainers and fees to a cash-based account or to their Boeing stock unit account under the Deferred Compensation Plan.

The number of Boeing stock units credited to each director's account is the number of shares of Boeing common stock that could be purchased with the retainer or fee, based on the Fair Market Value of the stock as of the day on which the retainer or fee is earned. "Fair Market Value" for a single trading day is the mean of the high and low per share trading prices for Boeing common stock as reported in The Wall Street Journal for the New York Stock
Exchange -- Composite Transactions.

Boeing stock units earn the equivalent of dividends, which are credited as additional stock units. Directors do not have the right to vote or transfer Boeing stock units. Cash-based accounts earn interest. Amounts held for a director under the Deferred Compensation Plan are intended to be distributed after the director retires from the Board of Directors or otherwise terminates service on the Board. Boeing stock units will be distributed as shares of Boeing common stock.

The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with service to the Company.

At the time of a non-employee director's first annual meeting, the director receives an initial option to purchase 1,500 shares of Boeing stock. After each subsequent annual meeting during the non-employee director's term, the director receives an option to purchase an additional 1,200 shares. The exercise price of an option is equal to the average of the Fair Market Values for the fifth through ninth business days following the date of grant. Options vest approximately one year after grant, provided the recipient remains a director. Options become exercisable in installments one, three, and five years after the date of grant.

Directors who are employees of the Company do not receive any compensation for their service as directors.

                               RETIREMENT POLICY

The retirement policy of the Board of Directors is as follows: (a) each director who is not an officer of the Company will resign permanently as a director at the annual meeting of shareholders following that director's 72nd birthday and
(b) each director who is an officer of the Company will tender to the Organization and Nominating Committee a resignation as a director on the first to occur of the following: (i) the officer retires under The Boeing Company Employee Retirement Plan or (ii) the officer no longer fulfills a primary role in the Company, as determined by the Organization and Nominating Committee. In any case, such director will retire permanently as a director no later than the annual meeting of shareholders following that director's 72nd birthday. This policy applies without regard to whether a director has completed his or her term.

The Company does not provide any retirement benefits to non-employee directors.

                      COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has standing Audit, Compensation, Finance, and Organization and Nominating Committees. Additionally, from time to time, the Board establishes special committees for specific purposes. The membership of the standing committees is usually determined at the organizational meeting of the Board in conjunction with the annual meeting of shareholders. Only independent directors currently serve on standing committees. The membership of the committees is as follows, with the chairman of each committee listed first:

                                                                           ORGANIZATION
AUDIT                       COMPENSATION              FINANCE             AND NOMINATING
--------------------------------------------------------------------------------------------
John E. Bryson         Donald E. Petersen      John B. Fery           Charles M. Pigott
Kenneth M. Duberstein  John H. Biggs           John E. Bryson         John H. Biggs
John B. Fery           William J. Perry        Kenneth M. Duberstein  William J. Perry
Paul E. Gray           Charles M. Pigott       Paul E. Gray           Donald E. Petersen
John F. McDonnell      George H. Weyerhaeuser  John F. McDonnell      George H. Weyerhaeuser
Rozanne L. Ridgway                             Rozanne L. Ridgway

AUDIT COMMITTEE

The Audit Committee selects and engages the independent auditors. The committee reviews the audit plans and audit findings of both the independent auditors and the internal auditors, the independent auditors' opinion of the financial statements, and the internal auditors' reports on the effectiveness of internal controls. The committee also reviews the Company's compliance with laws, regulations, and Company policies relating to political contributions, sales consultants, and government affairs consultants; the Company's ethics and business conduct program; compliance with the principles of the Defense Industry Initiative on Business Ethics and Conduct; and the Company's annual disclosure documents. The committee monitors the adequacy and effectiveness of the Company's financial controls and financial reporting processes, meets with counsel as to significant pending and threatened litigation, and assesses the Company's risk management program. The Audit Committee held five meetings in 1997.

COMPENSATION COMMITTEE

The Compensation Committee establishes and administers the Company's executive compensation plans. It sets policy for employee benefit programs and plans. The committee oversees administration of the employee retirement and various other benefit plans. The committee makes recommendations to the Board of Directors concerning the salaries of elected Company officers. The committee determines the number of performance shares and stock options awarded to certain officers of the Company and the terms and conditions on which they are granted. It administers the Incentive Compensation Plan, stock option plans, and deferred compensation plans. The Compensation Committee held seven meetings in 1997.

FINANCE COMMITTEE

The Finance Committee reviews and makes recommendations concerning proposed dividend actions, current and projected capital requirements, and issuance of debt or equity securities. It reviews the

Company's credit agreements and short-term investment policy. The committee also reviews the investment policies, administration, and performance of the trust investments of the Company's employee benefit plans. The Finance Committee held five meetings in 1997.

ORGANIZATION AND NOMINATING COMMITTEE

The Organization and Nominating Committee reviews and makes recommendations to the Board of Directors with respect to the responsibilities and functions of the Board and Board committees, and with respect to Board compensation. The committee makes recommendations to the Board of Directors concerning the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or reelected to, the Board. The committee will consider the names and qualifications of candidates for the Board submitted by shareholders in accordance with the procedures referred to on page 50 of this proxy statement. The committee oversees evaluation of the directors, Board committees and the Board. The committee also makes recommendations to the Board concerning candidates for election as Chief Executive Officer and other corporate officers. At least once each year, the committee reviews the performance of the Chief Executive Officer and the Company's plans for senior management succession. The Organization and Nominating Committee held six meetings in 1997.

                          BOARD AND COMMITTEE MEETINGS

During 1997, the Board of Directors held seven meetings and the committees described above held 23 meetings. Average attendance by incumbent directors at all such meetings was 99%. Each incumbent director attended at least 95% of the total number of Board and committee meetings he or she was eligible to attend.

                           RELATED PARTY TRANSACTIONS

The Company and its subsidiaries have transactions in the ordinary course of business with other corporations of which certain Boeing directors are executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to its business and believes that such amounts are not material in relation to the business of such other corporations or the interests of the directors involved.

The Company has entered into a consulting agreement with Harold J. Haynes, who served as a member of the Company's Board of Directors from 1974 to 1982 and from 1984 until his retirement from the Board as of August 1, 1997. The agreement commenced August 1, 1997 and will end April 30, 1998. Under the terms of the agreement, Mr. Haynes provides consulting services to the Company. For these services, Mr. Haynes is paid $27,000 for each three-month period during the term of the agreement.

The Company has also entered into a consulting agreement with Frank A. Shrontz, who served as Chairman of the Company's Board of Directors from 1988 until his retirement on January 31, 1997 and was the Company's Chief Executive Officer from 1986 until 1996 and President from 1985 until 1988. Mr. Shrontz retired as a member of the Board as of August 1, 1997. The agreement commenced February 1, 1997 and, as amended on August 25, 1997, will end April 30, 1998. Under the terms of the agreement, Mr. Shrontz provides consulting and other services to the Company. For these services, Mr. Shrontz will be paid a total of $264,334 and will receive administrative support for his services performed under the consulting agreement.

McDonnell Douglas made a loan of $1,252,792 in 1997 to Michael M. Sears, now ISDS Executive Vice President and President of McDonnell Aircraft and Missile Systems, to facilitate the purchase of a residence in California. The loan accrued interest at 5% per annum. The loan has been repaid in full.

In 1997, the Company made deposits with taxing authorities on behalf of Harry C. Stonecipher, President and Chief Operating Officer and a member of the Board of Directors, and James F. Palmer, Senior Vice President and President of Shared Services Group, to cover excise and other tax liabilities on their income arising from the change of control of McDonnell Douglas. The deposits exceeded their tax liabilities in the respective amounts of $551,520 and $459,408. It is anticipated that these amounts will be fully repaid to the Company, without interest, in 1998.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and certain of its officers to send reports of their ownership of Boeing stock and of changes in such ownership to the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on the Company's review of the copies of such reports it has received, the Company believes that all of its directors and officers complied with all reporting requirements applicable to them with respect to transactions during 1997.

                               SECURITY OWNERSHIP

The table below shows ownership of Boeing common stock as of February 23, 1998, by (a) each director, (b) the Chief Executive Officer and each of the other four most highly compensated executive officers (collectively, the "Named Executive Officers"), (c) all directors and executive officers as a group, and (d) all persons believed by the Company to be a beneficial owner of more than 5% of the outstanding shares of common stock.

The first column, Number of Shares Beneficially Owned, shows for each person the number of shares of Boeing common stock directly and indirectly owned as of February 23, 1998, including shares owned by, or jointly with, his or her spouse. The second column shows the number of shares that such person may acquire on or before April 24, 1998 by exercising stock options awarded by the Company. The third column shows the total number of stock units and interests in shares held pursuant to the Company's compensation and benefit plans or pursuant to a contract, as of February 23, 1998. The final column shows for each person the percentage of all shares outstanding and entitled to vote represented by the total of the shares, options and share interests shown for that person. An asterisk in that column indicates the person's total interests are less than 1% of the outstanding shares of Boeing common stock.

All numbers in the table are rounded to the nearest whole shares. No family relationship exists between any of the directors or executive officers of the Company.

                                   NUMBER OF       NUMBER OF SHARES     NUMBER OF     TOTAL NUMBER OF
                                     SHARES          THAT MAY BE         SHARES      SHARES AS PERCENT
                                  BENEFICIALLY       ACQUIRED BY        INTERESTS        OF SHARES
NAME OF BENEFICIAL OWNER             OWNED        EXERCISING OPTIONS      HELD          OUTSTANDING
------------------------------------------------------------------------------------------------------
DIRECTORS
John H. Biggs...................       24,610                 0              489(1)           *
John E. Bryson..................        2,000             2,160            3,943(1)           *
Kenneth M. Duberstein...........        5,460                 0              491(1)           *
John B. Fery....................        4,500             8,280              245(1)           *
Paul E. Gray....................        4,275             3,600              245(1)           *
John F. McDonnell...............   17,424,327(2)              0          156,395(1)        1.81
William J. Perry................            0                 0              167(1)           *
Donald E. Petersen..............        6,000             5,280            9,388(1)           *
Charles M. Pigott...............       40,186             8,280            2,578(1)           *
Rozanne L. Ridgway..............        1,160             7,320            6,297(1)           *
George H. Weyerhaeuser..........       18,224(3)          8,280              245(1)           *
NAMED EXECUTIVE OFFICERS
(**also serve as directors)
Philip M. Condit**..............       18,678           385,391           52,579(4)           *
Boyd E. Givan...................       32,583(5)        255,663           21,703(4)           *
John A. McLuckey................        1,460            73,320            4,161(4)           *
Harry C. Stonecipher**..........      185,378(6)        468,000          496,983(4)           *
Ronald B. Woodard...............        7,082           138,428           23,777(4)           *
All directors and executive
  officers as a group (35
  persons)......................   18,039,297(5)      2,140,697          945,933           2.18
BENEFICIAL OWNER OF MORE
THAN 5% OF STOCK
The Chase Manhattan Bank(7).....   50,267,631                 0                0           5.18

---------------

(1) All non-employee directors receive part of their Board retainer in Boeing stock units. In addition, they may choose to defer all or part of their cash compensation in the form of Boeing stock units under the Deferred Compensation Plan for Directors. The owners of such units do not have the right to vote or to transfer them. See Compensation of Directors on page 10.

(2) Of these shares, 12,226,011 are held in trusts for the benefit of members of the McDonnell family. Either Mr. McDonnell or his wife is a trustee of each of those trusts. In addition, the James S. McDonnell Foundation, of which Mr. McDonnell is a trustee, holds 6,948,424 shares of Boeing common stock, which are not included in the total shown above.

(3) This number does not include 700 shares held in a family trust. Mr. Weyerhaeuser is one of three trustees who share voting and investment power over the trust, and he disclaims beneficial ownership of such shares.

(4) Beginning in 1994, executives have received a portion of their annual incentive compensation in the form of units based on Boeing common stock ("Boeing Stock Units" or "BSUs"), issued pursuant to the Company's Incentive Compensation Plan. BSUs are payable in cash or in shares of stock three years after they are awarded, unless they have been deferred. Beginning in 1998, executives have received awards of Career Shares, issued pursuant to the Company's 1997 Incentive Stock Plan for Employees. Career Shares are stock units that are payable in shares of Boeing common stock if the executive remains employed by the Company until retirement. For the years 1990 through 1995, executives received long-term incentive program performance shares ("LTIP Shares"), issued pursuant to the Company's Incentive Compensation Plan. LTIP

    Shares are converted into shares of Boeing common stock four years after they are awarded. The officers cannot vote any of these types of share interests or transfer them unless and until they are converted into Boeing common stock, and they may be forfeited on termination of employment prior to vesting. For further description of BSUs and Career Shares, see the Compensation Committee Report on Executive Compensation, which begins on page 24.

    Stock equivalent units ("SEUs") granted to Mr. Stonecipher by McDonnell Douglas prior to the Merger were converted into 477,415 SEUs upon the consummation of the Merger. Dividend equivalents were converted into an additional 2,488 SEUs after the Merger. These units, which do not have voting rights but earn dividend equivalents that are reinvested in additional SEUs, are payable in cash. See Employment Contracts and Termination of Employment Arrangements on page 22.

    Mr. McLuckey, Mr. Stonecipher, and Mr. Woodard have units equivalent to 499, 1,788 and 6,460 shares in the Boeing stock funds of 401(k) retirement plans and may instruct the trustees of those plans how to vote their units.

    Under the Company's Deferred Compensation Plan for Employees and agreements with the Company, executive officers may also choose to defer cash compensation into cash accounts that bear interest or stock unit accounts that earn the equivalent of dividends. Deferred amounts are not forfeited on termination of employment, but are intended to be paid out after retirement. They are paid out in cash unless the officer elects, in accordance with the terms of the Deferred Compensation Plan for Employees, to receive shares of Boeing common stock. The officers cannot vote deferred stock units or transfer them unless and until they are converted into Boeing common stock.

    The BSUs, Career Shares, LTIP Shares, SEUs, deferred stock units, and 401(k) plan stock units held by each Named Executive Officer as of February 23, 1998, are as follows:

                                                         CAREER    LTIP               DEFERRED     401(k) PLAN
                                                 BSUs    SHARES   SHARES    SEUs     STOCK UNITS      UNITS
    ----------------------------------------------------------------------------------------------------------
    Philip M. Condit..........................  15,985   3,791    24,680         0      8,123             0
    Boyd E. Givan.............................   7,579   1,744    12,380         0          0             0
    John A. McLuckey..........................   1,957   1,706         0         0          0           499
    Harry C. Stonecipher......................   3,176   3,412         0   479,903      8,704         1,788
    Ronald B. Woodard.........................   7,582   1,895     7,840         0          0         6,460

(5) This number does not include shares for which Mr. Givan has shared investment power as a member of certain committees appointed by the Board of Directors to administer certain savings and retirement plans. Mr. Givan does not have beneficial ownership of these shares.

(6) Includes 78,000 shares of restricted stock. See Employment Contracts and Termination of Employment Arrangements on page 22.

(7) The following information is based on a Schedule 13G filed by the parties on February 14, 1998.The Chase Manhattan Bank ("Chase"), Chase Manhattan Center, Brooklyn, New York 11245, is Trustee for the McDonnell Douglas Corporation Master Savings Plans. Chase reports that the plans and the Trust created pursuant to the plans beneficially own 50,228,273 shares of common stock. The plans and the Trust share the power to vote or direct the vote of those shares and the power to dispose or direct the disposition of those shares. Chase and its parent, The Chase Manhattan Corporation, have voting and dispositive power over an additional 39,358 shares.

    The Trustee has dispositive power for the shares in the Trust to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in each of these plans may direct the Trustee how to vote his or her proportionate interest in these shares. Unallocated shares and allocated shares for which no instructions are given (except for certain shares held in the Employee Payroll Stock Ownership Plan (the "PAYSOP") are voted by the Trustee in the same proportion as the allocated shares for which voting instructions are received. PAYSOP shares for which no instructions are received are not voted by the Trustee.

                             EXECUTIVE COMPENSATION

The following table summarizes the annual and long-term compensation of the Named Executive Officers for fiscal years 1997, 1996, and 1995. Annual compensation includes amounts deferred at the officer's election. All numbers are rounded to the nearest dollar or whole share. The Compensation Committee Report on Executive Compensation begins on page 24.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------------------
                                                                                     LONG-TERM COMPENSATION
                                                   ANNUAL
                                                COMPENSATION                           AWARDS             PAYOUTS
                                                                OTHER                       SECURITIES                    ALL
                                                               ANNUAL                         UNDER-                     OTHER
           NAME AND                                            COMPEN-         RESTRICTED     LYING        LTIP         COMPEN-
          PRINCIPAL                    SALARY      BONUS       SATION            STOCK       OPTIONS      PAYOUTS        SATION
       POSITION IN 1997         YEAR    ($)        ($)(3)      ($)(4)             $(5)        (#)(6)      ($)(7)         ($)(8)
--------------------------------------------------------------------------------------------------------------------------------
Philip M. Condit                1997  $884,675    $446,000        0            $  204,378    120,000             0      $ 69,520
Chairman                        1996   694,829     639,000        0               258,701    150,000             0        57,958
and CEO                         1995   558,622     373,800        0               150,739    115,766     $ 197,921        47,249
Boyd E. Givan                   1997   452,376     129,600        0                70,530     40,000             0        38,568
Senior Vice President           1996   422,606     262,800        0               111,212     54,000             0        38,407
and CFO                         1995   393,870     213,600        0                86,137     66,152       186,173        35,315
John A. McLuckey                1997   430,193     451,000        0                99,183     73,320             0       849,139
Executive Vice President, ISDS
  and President of Space
  Systems(1)
Harry C. Stonecipher            1997   895,345(2)  489,300(2) 2,333,896(2)(4)   4,105,998(2)        0    8,051,518(2)    268,624(2)
President and Chief Operating
  Officer
Ronald B. Woodard               1997   490,269     123,500        0                76,642     42,000             0        36,420
Senior Vice President           1996   446,744     279,900        0               119,042     80,000             0        34,224
and President of BCAG           1995   383,755     203,600        0                86,137     70,000       101,220        29,728
--------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------

----------------------------------

(1) Mr. McLuckey, who became an executive officer of the Company on March 1, 1997, has announced his intention to retire as of April 1, 1998.

(2) Mr. Stonecipher became an executive officer of the Company on August 1, 1997, the effective date of the Merger. The table includes the following amounts paid to Mr. Stonecipher in 1997 by McDonnell Douglas prior to the
    Merger:

    Salary                                 $585,000, out of the total amount of $895,345;
    Other Annual Compensation              $2,328,975;
    Restricted Stock                       $3,945,000;
    LTIP Payout                            $8,051,518, the value of performance-based restricted stock whose vesting was accelerated upon the Merger;
    All Other Compensation                 $35,318 in McDonnell Douglas contributions to retirement and
                                           401(k) plans, and $13,632 for premiums on term life
                                           insurance.

(3) Annual incentive compensation (cash payments reported in the Bonus column and BSUs reported in the Restricted Stock column) is based on performance in the year shown, but is determined and paid the following year.

(4) Other Annual Compensation includes the following amounts paid to Mr. Stonecipher in 1997 by McDonnell Douglas prior to the Merger: $2,204,929 for excise tax on the LTIP payout accelerated upon the Merger; $57,600 for earnings paid on LTIP awards; and $45,165 in perquisites, including $17,531 for personal use of corporate aircraft. The total also includes perquisites of $4,921 paid by Boeing, including $2,701 for personal use of Company aircraft.

(5) The amount reported in the Restricted Stock column for each officer is the value of the BSUs awarded in February of the following year. For Mr. Stonecipher, the amount also includes the value of 60,000 shares of restricted stock granted by McDonnell Douglas prior to the Merger, based on the closing market price of McDonnell Douglas common stock of $65.75 on the date of grant, January 30, 1997. The number of BSUs awarded is the number of shares that could be purchased with 30% of the officer's target incentive award, adjusted for Company, operating group, and individual performance, using as the purchase price the FAIR MARKET VALUE (as defined on page 10) of Boeing common stock on that date. However, in accordance with the SEC's proxy rules, the value of the BSUs awarded is shown here using the CLOSING MARKET PRICE of Boeing common stock on the date of the award. BSUs earn the equivalent of dividends, which are reinvested in BSUs each quarter. BSUs vest and are payable three years after the award. The officer may choose to receive for each BSU one share of Boeing common stock or cash equal to the Fair Market Value of one share at the time of vesting. For a discussion of target annual incentive awards, see the Compensation Committee Report on Executive Compensation, at page 25.

    The following table shows all BSUs, LTIP Shares, and restricted stock and SEUs held by each of the Named Executive Officers, including those whose value is shown in the Summary Compensation Table and those granted in previous years and not yet converted into common stock. The columns are (a) the aggregate number of BSUs held as of February 23, 1998, (b) the value of those BSUs, based on the closing market price of Boeing common stock on February 23, 1998, which was $50.6875 per share, (c) the number of LTIP Shares held as of December 31, 1997 (for discussion of LTIP Shares, see footnote (7) below), (d) the value of those LTIP Shares, based on the closing market price of Boeing common stock on December 31, 1997, which was $48.9375 per share, (e) the number of shares of restricted stock and SEUs held as of December 31, 1997 (for discussion of SEUs, see footnote (4) to the Security Ownership Table, at page 15), and (f) the value of those shares of restricted stock and SEUs, based on the closing market price of Boeing common stock on December 31, 1997.

                                                                               NUMBER OF     12/31/97
                                                                   12/31/97    SHARES OF     VALUE OF
                                  NUMBER   2/23/98    NUMBER OF    VALUE OF    RESTRICTED   RESTRICTED
                                    OF      VALUE       LTIP         LTIP        STOCK         STOCK
                                   BSUs    OF BSUs     SHARES       SHARES      AND SEUs     AND SEUs
    ---------------------------------------------------------------------------------------------------
    P.M. Condit.................  15,985   $810,217    24,680     $1,207,778          0               0
    B.E. Givan..................  7,579     384,165    12,380        605,846          0               0
    J.A. McLuckey...............  1,957      70,530         0              0          0               0
    H.C. Stonecipher............  3,176     160,998         0              0    557,903     $27,302,378
    R.B. Woodard................  7,582     384,320     7,840        383,670          0               0

(6) The numbers reported in the Securities Underlying Options column for each officer are the numbers of shares for which options were granted in 1995, 1996 and 1997, as adjusted for the 2-for-1 stock split that occurred on June 6, 1997.

(7) The amount reported for each officer in the LTIP Payouts column on the line for 1995 reflects the award of LTIP Shares by the Compensation Committee (the "Committee") in 1996, based on performance in the three-year period ended December 31, 1995, under a long-term incentive program that has been phased out. The amount shown is equal to the number of LTIP Shares awarded multiplied by the closing market price of Boeing common stock on the date of the award. New cycles under the program were discontinued in 1994, and the awards made in 1996 were the last to be made under the program. Under the program, executive investment performance shares were allocated in the first year of a seven-year performance cycle. After completion of the third year of the cycle, the Committee, in its discretion, could award LTIP Shares in an amount from zero to 200% of the number of each participant's initial shares for the cycle, depending on the Committee's assessment of management's achievement of certain performance goals. Each LTIP Share is converted into one share of Boeing common stock four years after it was awarded and earns dividend equivalents and interest on dividend equivalents, which are payable when the LTIP Share is converted into stock. As to the amount shown for Mr. Stonecipher on the line for 1997, see footnote (2), above.

(8) Amounts reported in the All Other Compensation column are the sums of the value of (a) dividend equivalents and interest on dividend equivalents on LTIP Shares, (b) Company contributions to retirement and 401(k) plans of the Company and its subsidiaries, and (c) premiums paid by the Company for term life insurance for the benefit of the insured. The amounts described in clauses (a), (b), and (c) above for each of the Named Executive Officers on the line for 1997 are as set forth below. In addition, Mr. Stonecipher received $160,507 in connection with his relocation to Seattle, and Mr. McLuckey received $830,000 as a retention bonus pursuant to his Retention Agreement with the Company. See Employment Contracts and Termination of Employment Arrangements on page 22.

                                                        (a)        (b)       (c)
----------------------------------------------------------------------------------
Philip M. Condit....................................  $16,590    $51,671    $1,260
Boyd E. Givan.......................................   10,401     26,907     1,260
John A. McLuckey....................................        0     17,879     1,260
Harry C. Stonecipher................................        0     92,905    15,212
Ronald B. Woodard...................................    5,971     29,189     1,260

                             OPTION GRANTS IN 1997
--------------------------------------------------------------------------------

                                INDIVIDUAL GRANTS
---------------------------------------------------------------------------------
                                 NUMBER OF
                                 SECURITIES     PERCENT
                                   UNDER-       OF TOTAL                                 POTENTIAL REALIZABLE VALUE AT
                                   LYING        OPTIONS                               ASSUMED ANNUAL RATES OF STOCK PRICE
                                  OPTIONS      GRANTED TO    EXERCISE                  APPRECIATION FOR OPTION TERMS(2)
                                  GRANTED     EMPLOYEES IN    PRICE    EXPIRATION   ---------------------------------------
             NAME                  (#)(1)     FISCAL YEAR     ($/SH)      DATE      0%($)       5%($)            10%($)
---------------------------------------------------------------------------------------------------------------------------
P.M. Condit....................   120,000         1.91       53.2188    2/24/07      $0         $4,016,282      $10,178,047
B.E. Givan.....................    40,000         0.64       53.2188    2/24/07      $0          1,338,761        3,392,682
J.A. McLuckey..................    40,120         0.64       53.0313    1/13/07      $0          1,338,046        3,390,872
                                   33,200         0.53       53.2188    2/24/07      $0          1,111,171        2,815,926
H. Stonecipher(3)..............         0           --            --         --      --                 --               --
R.B. Woodard...................    42,000         0.67       53.2188    2/24/07      $0          1,405,699        3,562,317
Share price......................................................................                  86.6878         138.0359
All optionees (14,121 employees and retirees)....................................     0        209 million      529 million
All shareholders(4)..............................................................     0     24,137 million   61,167 million
Gain of all optionees as % of gain of all shareholders...........................     0         0.87%            0.87%

---------------

(1) All options shown for the Named Executive Officers were granted on February 24, 1997 (except for Mr. McLuckey's grant for 40,120 shares, which was granted on January 13, 1997), pursuant to the 1997 Incentive Stock Plan for Employees. The numbers and exercise prices of options granted have been adjusted for the 2-for-1 stock split that occurred on June 6, 1997. The per share exercise price is the Fair Market Value of Boeing common stock (as defined on page 10) on the date of grant, and the term of each option is ten years, subject to earlier termination in the event of termination of employment. The options vest after one year's employment from the date of the grant. As to each grant, 40% becomes exercisable after one year from the date of grant, an additional 30% after three years, and the remaining 30% after five years, except that as to Mr. McLuckey's grant for 40,120 shares, 33% becomes exercisable after one year from the date of grant, and the remaining 67% after two years. The exercise price may be paid by cash or by delivery of shares of Boeing common stock already owned. The schedule on which options become exercisable is subject to acceleration for retirement, death, disability or layoff after vesting.

    Mr. McLuckey's 40,120-share grant was awarded to replace a long-term cash incentive award opportunity that Mr. McLuckey would have been eligible to receive had he continued employment with Rockwell International Corporation ("Rockwell") after the Company acquired Rockwell's aerospace and defense businesses on December 6, 1996. Similar options were granted to certain other Rockwell executives who became employees of the Company.

(2) Potential realizable values are based on assumed compound annual appreciation rates specified by the SEC. These increases in value are based on speculative assumptions and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(3) As a result of the Merger, each outstanding McDonnell Douglas stock option, including outstanding options then held by Mr. Stonecipher, was converted into a Company option at the same exercise price and term as the McDonnell Douglas option. The options issued in substitution for previously issued McDonnell Douglas options are not included in the above table.

(4) Each amount represents the increase in total market value of outstanding Boeing common stock consistent with the stock price appreciation assumptions above. On the date on which the last of these options were granted, February 24, 1997, there were 721,164,184 shares of common stock outstanding (as adjusted for the 2-for-1 stock split that occurred on June 6, 1997).

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                         AND YEAR-END OPTION/SAR VALUES
--------------------------------------------------------------------------------

                                               NUMBER OF SECURITIES
                    SHARES                    UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                   ACQUIRED                OPTIONS/SARS AT FISCAL YEAR-    MONEY OPTIONS/SARS AT FISCAL
                      ON        VALUE               END (#)(2)                   YEAR-END ($)(2)
                   EXERCISE    REALIZED    -----------------------------   ----------------------------
      NAME           (#)        ($)(1)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------------------------------------------------------------------------
Philip M. Condit    65,000    $2,142,811     309,011         305,860       $ 7,290,356     $ 3,242,281
Boyd E. Givan                  1,898,430     212,167         127,392         5,578,813       1,707,351
John A. McLuckey         0             0           0          73,320                 0               0
H.C. Stonecipher         0             0     468,000         702,000        16,221,020      24,331,531
Ronald B. Woodard   32,798       860,097     102,226         143,476         2,041,255       1,768,410
-------------------------------------------------------------------------------------------------------

(1) The value realized is the difference between the Fair Market Value of the underlying stock at the time of exercise and the exercise price.

(2) Amounts are based on the Fair Market Value of Boeing common stock on the last trading day of the year, December 31, 1997, which was $48.875. There is no guarantee that if and when these options are exercised they will have this value.

                              PENSION PLAN TABLES

The following tables show the estimated annual benefits payable to an employee, assuming retirement on January 1, 1998, at age 65 after selected periods of service, in each case including amounts to be paid pursuant to applicable defined benefit supplementary and excess pension award plans, based on straight life annuity amounts. The plans also permit selection of a joint and survivor annuity with reductions in the benefits shown. The benefits shown in the tables are not subject to any deduction for Social Security or other offset amounts.

              BOEING EMPLOYEE RETIREMENT PLAN (THE "BOEING PLAN")
                           YEARS OF CREDITED SERVICE

REMUNERATION     10         15         20          25           30           35           40
------------------------------------------------------------------------------------------------
$    500,000  $ 73,535   $110,300   $147,100   $  183,800   $  220,600   $  257,400   $  294,100
   1,000,000   148,535    222,800    297,100      371,300      445,600      519,900      594,100
   1,500,000   223,535    335,300    447,100      558,800      670,600      782,400      894,100
   2,000,000   298,535    447,800    597,100      746,300      895,600    1,044,900    1,194,100
   2,500,000   373,535    560,300    747,100      933,800    1,120,600    1,307,400    1,494,100
   3,000,000   448,535    672,800    897,100    1,121,300    1,345,600    1,569,900    1,794,100
------------------------------------------------------------------------------------------------

       MCDONNELL DOUGLAS EMPLOYEE RETIREMENT INCOME PLAN (THE "MDC PLAN")
                           YEARS OF CREDITED SERVICE

REMUNERATION     10         15         20          25           30           35           40
------------------------------------------------------------------------------------------------
$    500,000  $ 80,400   $120,000   $159,600   $  200,400   $  240,000   $  280,800   $  320,400
   1,000,000   162,000    243,600    325,200      406,800      487,200      588,800      650,400
   1,500,000   244,800    367,200    489,600      613,200      735,600      858,000      980,400
   2,000,000   327,600    490,800    655,200      818,400      982,800    1,146,000    1,310,400
   2,500,000   410,400    615,600    819,600    1,024,800    1,230,000    1,435,200    1,640,400
   3,000,000   492,000    739,200    985,200    1,231,200    1,477,200    1,724,400    1,970,400
------------------------------------------------------------------------------------------------

                     BOEING NORTH AMERICAN RETIREMENT PLAN
            FOR CERTAIN SALARIED EMPLOYEES SUB-PLAN (THE "BNA PLAN")
                           YEARS OF CREDITED SERVICE

REMUNERATION      10          15           20           25           30           35           40
-----------------------------------------------------------------------------------------------------
 $  500,000    $132,017   $  197,999   $  210,132   $  222,266   $  234,400   $  246,533   $  246,533
  1,000,000     265,367      397,999      422,632      447,266      471,900      496,533      496,533
  1,500,000     398,717      597,999      635,132      672,266      709,400      746,533      746,533
  2,000,000     532,067      797,999      847,632      897,266      946,900      996,533      996,533
  2,500,000     665,417      997,999    1,060,132    1,122,266    1,184,400    1,246,533    1,246,533
  3,000,000     798,767    1,197,999    1,272,632    1,347,266    1,421,900    1,496,533    1,496,533
-----------------------------------------------------------------------------------------------------

Under the Boeing Plan, "credited" service begins after one year of employment with the Company. Credit for the first year is made up during the 20th, 21st, and 22nd years of employment. Under both the MDC Plan and the BNA Plan, credited service begins at commencement of employment. The Named Executive Officers have the following years of credited service:

                                               BOEING PLAN     MDC PLAN     BNA PLAN
------------------------------------------------------------------------------------
Philip M. Condit.............................        32.5             --          --
Boyd E. Givan................................        31.9             --          --
John A. McLuckey.............................         1.0             --        36.5
Harry C. Stonecipher.........................          .9            5.8          --
Ronald B. Woodard............................        31.4             --          --

Pursuant to Mr. Stonecipher's Employment Agreement with the Company (see Employment Contracts and Termination of Employment Arrangements on page 22), Mr. Stonecipher will receive credit for twice as many years of service as he actually works for the Company and McDonnell Douglas. The years of credited service shown above are twice his actual periods of employment to January 1, 1998. In addition, the Company will provide a supplemental pension payment equal to the difference between (a) what Mr. Stonecipher would have received from a prior employer had he stayed with that employer through the expiration of the Employment Agreement and (b) the pension payments he is actually entitled to receive from the prior employer, McDonnell Douglas, and the Company.

Pension benefits are based on earnings in the last ten years of employment. Under the Boeing Plan, the amount used is (a) the average annual salary for the highest consecutive 60 months plus (b) the average annual incentive compensation for the five highest years. Under the MDC Plan, the amount used is (a) the average annual salary for the highest five consecutive years plus (b) the average annual incentive compensation for the last five years prior to retirement. Under the BNA Plan, the amount used is the average of the highest five consecutive calendar years of compensation that include non-deferred incentive compensation. The total annual averages for the Named Executive Officers are currently as follows:

                                               BOEING PLAN     MDC PLAN     BNA PLAN
------------------------------------------------------------------------------------
Philip M. Condit.............................  $1,163,420             --          --
Boyd E. Givan................................     664,723             --          --
John A. McLuckey.............................     761,821             --    $803,714
Harry C. Stonecipher.........................   1,364,842     $1,437,449          --
Ronald B. Woodard............................     619,553             --          --

In the Bonus column of the Summary Compensation Table on page 16, amounts shown are net of approximately 30% of the incentive award, which was converted into BSUs. The values of BSUs (at the closing market price of Boeing common stock on the day the BSUs were granted) are included in the Restricted Stock column. Compensation covered under the plans referred to above includes the full incentive award.

                      EMPLOYMENT CONTRACTS AND TERMINATION
                           OF EMPLOYMENT ARRANGEMENTS

Employment Agreement With Mr. Stonecipher. Effective August 1, 1997, the Company entered into an employment agreement (the "Employment Agreement") with Mr. Stonecipher to secure his services as President and Chief Operating Officer of the Company. The Employment Agreement amends and restates Mr. Stonecipher's prior employment agreement with McDonnell Douglas and supersedes all prior agreements between McDonnell Douglas and Mr. Stonecipher.

The current "Employment Period" under the Employment Agreement expires on September 24, 1999. Unless written notice is otherwise given by either party at least one year prior to the expiration date, however, the Employment Period will be extended annually for an additional year, but in no event will it extend beyond May 16, 2001.

During the Employment Period, Mr. Stonecipher is to receive both annual and long-term equity incentive compensation. Annual compensation includes a base salary of $900,000 per year, reviewed annually by the Compensation Committee of the Board of Directors, and target annual incentive compensation of $635,000, payable by March 31, 1998 under the terms of the McDonnell Douglas annual incentive compensation plan. Thereafter Mr. Stonecipher will receive amounts determined under the Company's Incentive Compensation Plan. Pursuant to the Employment Agreement, the following long-term equity incentive compensation previously awarded to Mr. Stonecipher by McDonnell Douglas was converted into similar awards with respect to Boeing common stock in accordance with the terms of the Merger Agreement: 477,415 stock equivalent units ("SEUs"), 140,400 of which, together with related dividend equivalents, remain subject to vesting by no later than March 31, 2002; 78,000 shares of restricted stock, which will vest 31,200 shares at the end of 1999 and 15,600 shares at the end of each of 2000, 2001, and 2002; and options to purchase 1,170,000 shares of common stock, which vested and became exercisable or vest and become exercisable in increments of 234,000 shares on September 24 in each of 1996, 1997, 1998, 1999, and 2000. Mr.
Stonecipher receives dividends and voting rights on his shares of restricted stock; the SEUs do not have voting rights, and dividend equivalent payments on the SEUs are reinvested into additional SEUs. All converted restricted stock and stock options will be granted and issued under the terms and conditions of the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan. Additional long-term incentive awards will be granted to Mr. Stonecipher at the sole discretion of the Compensation Committee.

For the purposes of calculating Mr. Stonecipher's benefits under the retirement plans of the Company and McDonnell Douglas, he will receive credit for twice as many years of service as he actually worked for the Company and McDonnell Douglas. In addition, the Company will provide a supplemental pension payment equal to the difference between (a) what Mr. Stonecipher would have received from a prior employer had he stayed with that employer through the end of the Employment Period and (b) the pension payments he is actually entitled to receive from the prior employer, McDonnell Douglas, and the Company.

Pursuant to the Employment Agreement, Mr. Stonecipher is also entitled to at least four weeks paid vacation each year, fringe benefits and perquisites in accordance with the policies of McDonnell Douglas as in effect immediately prior to the Merger, moving and relocation expenses incurred in moving to Seattle, and participation in the Company's other employee benefit plans available to senior Boeing executives. Under the Employment Agreement, the Company will also make "gross-up payments" to Mr. Stonecipher to fully offset the effect of any excise tax imposed on change-in-control payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any such payment made to him under the Employment Agreement.

The Employment Agreement terminates upon either party's timely notification to the other of an intent not to extend the Employment Period, termination by the Company of Mr. Stonecipher's services for cause, termination of his employment by Mr. Stonecipher for good reason, or Mr. Stonecipher's death or inability to render services for 180 days during any 12-month period. Under the Employment Agreement, "good reason" means a breach of the Employment Agreement by the Company, removal from the Company's Board of Directors for reasons other than voluntary resignation, removal from his position as President and Chief Operating Officer for reasons other than for cause, diminution in responsibilities or assignment of duties reasonably deemed by Mr. Stonecipher to be inappropriate for someone in his position, or the Company's timely election not to extend the Employment Period.

In the event Mr. Stonecipher terminates his employment for good reason, he will be entitled to receive the present value of the salary and target annual incentive compensation he would have received if his employment had continued for the remainder of the Employment Period. In the event of such a termination, all of Mr. Stonecipher's SEUs would be paid upon termination of employment, stock options would continue to vest for the remainder of the Employment Period and for one year following termination of the Employment Period and must be exercised within three years of that time, and grants of performance-based restricted shares would be ratably adjusted based on the ratio of the number of years Mr. Stonecipher would have been employed had he remained employed for the remainder of the Employment Period plus one, over the six-year performance period. Payments of amounts due upon termination of the Employment Agreement shall be deferred to the extent necessary to permit the Company a full deduction for all such payments under Section 162(m) of the Code.

The Employment Agreement prohibits Mr. Stonecipher from disclosing at any time confidential information or trade secrets concerning the Company without the Company's express written consent. Mr. Stonecipher also may not be employed or affiliated with a competitor of the Company as long as any restricted stock, SEUs or stock options under the Employment Agreement remain unvested or unexercised. The vesting of restricted stock and SEUs and the exercise of stock options is subject to Mr. Stonecipher's full compliance with the Company's nondisclosure and non-compete provisions of the Employment Agreement.

Retention Agreement With Mr. McLuckey. In connection with the Company's acquisition of the aerospace and defense business of Rockwell on December 6, 1996 (the "Closing Date"), the Company assumed a Retention Agreement (the "Retention Agreement") between Rockwell and Mr. McLuckey, who at the time was Senior Vice President of Rockwell and President and Chief Operating Officer of Rockwell Aerospace and Defense. Pursuant to the Retention Agreement, Mr. McLuckey received a retention payment of $300,000 on the Closing Date and has deferred receipt of a further retention payment of $830,000, which was conditioned on Mr. McLuckey's remaining at the Company for 12 months after the Closing Date. Mr. McLuckey remains eligible to receive a severance payment of $415,000 under the Retention Agreement if he is involuntarily terminated (other than for cause) within two years of the Closing Date or voluntarily terminates employment after his responsibilities are substantially diminished during the period two years after the Closing Date. However, Mr. McLuckey has announced his intention to retire as of April 1, 1998.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Board of Directors establishes and administers the Company's executive compensation programs. The Committee is comprised of five non-employee members of the Board, Messrs. Petersen, Biggs, Perry, Pigott and Weyerhaeuser. Messrs. Biggs and Perry became members of the Committee on August 1 and November 1, 1997, respectively.

The goals of the Company's integrated executive compensation programs are to
     1. Align executive compensation with shareholder interests;
     2. Attract, retain, and motivate a highly competent executive team;
     3. Link pay to Company, operating group and individual performance; and
     4. Achieve a balance between incentives for short-term and long-term performance.

The full Board of Directors reviews the Committee's recommendations and approves the salaries of all elected officers, including those named in the Summary Compensation Table on page 16. The Committee reviews the recommendations of the Company's Chief Executive Officer for the salaries of all nonelected officers and is responsible for all other elements of executive compensation, including annual and long-term incentive awards.

Boeing executive officers are assigned to pay grades, each with an established salary range, a percentage of salary that is a norm for the annual incentive award, and a factor of salary on which long-term incentive awards are based. Assignment to a pay grade is determined by comparing individual responsibilities with industry survey data and internal executive job relationships. It is the Committee's objective to maintain a competitive compensation structure for Boeing executives.

SALARIES

The Committee annually reviews the salary levels of executive officers using data provided by an outside consulting firm, and compares Boeing salaries with those for comparable jobs in major aerospace and other large industrial corporations. These companies are selected on the basis of their comparable size and operating performance, and include approximately half of the aerospace and defense companies in the Standard & Poor's ("S&P") Aerospace Index used in the performance comparison graphs on page 29. Boeing executive officer salary levels for 1997 were targeted for the median of salaries of corresponding positions at the benchmark companies.

Executive officer salary adjustments are determined by a subjective evaluation of individual performance, by comparisons to peers inside and outside the Company and, with respect to one of the Named Executive Officers, by the terms of an employment agreement. Survey data indicate that the 1997 base salaries of the Named Executive Officers, including Mr. Condit, are on average at or slightly below the median of the benchmark companies.

ANNUAL INCENTIVE AWARDS

Annual incentive awards are designed to focus management attention on Company performance. Each executive pay grade has an assigned incentive award percentage (which is a percentage of annual salary). That percentage is adjusted based on Company, operating group, and individual performance. The incentive award percentages assigned to the Named Executive Officers' pay grades range from 60% to 80% of salary. The actual incentive award an executive officer is eligible to receive can range from zero to two times the incentive award percentage assigned to that officer's pay grade.

Annual incentive awards for 1997 were paid out approximately 70% in cash and 30% in Boeing Stock Units ("BSUs"), which are discussed below, except that the awards granted to certain former McDonnell Douglas executives were paid entirely in cash.

CASH AWARDS. The cash portion of the incentive awards approved by the Committee was determined based on the officer's target incentive award, adjusted based on evaluation of Company and operating group performance, coupled with a subjective evaluation of individual performance. The resulting performance evaluation produces a percentage factor that may increase or decrease the incentive awards for an executive officer.

In 1997, Company performance was evaluated based on the Company's overall profitability and growth, measured by shareholder value over the long term, together with quality as measured by customer, employee, and community satisfaction.

Shareholder value is indicated by performance comparisons with S&P Aerospace Index companies, the S&P 500 Stock Index, and a select group of premier companies. In addition to comparison of the relative shareholder return performances on this basis, the Committee's final evaluation of Company performance included subjective and internal analysis of the reasons for changes in the Company's shareholder value.

With regard to the Company's long-term shareholder value measurements, for the five-year period 12/31/92 through 12/31/97, the Company outperformed the S&P 500 but lagged the S&P Aerospace Index and failed to rank among the top 50% of the selected premier companies. For the ten-year period 12/31/87 through 12/31/97, which included both an upcycle and a downcycle in the commercial aircraft market, the Company outperformed both the S&P Aerospace Index and the S&P 500, and was in the top quartile of the selected premier companies.

For 1997, the Committee's assessment was that quality performance by the Company, as a whole, was below expected levels due to difficulties in meeting commitments to customers in the commercial airplane business.

Operating group performance was evaluated primarily on the group's performance against its goals as to (a) cost performance, (b) profit contribution, (c) market share or new product orders, and (d) progress on major initiatives, such as strategic planning and implementation, process improvements, and employee relations and development.

For 1997, the Committee assessment was that, while the operating groups performed well in obtaining new business in both commercial airplane and defense and space markets, cost performance and profit contribution goals were not met in the commercial airplane business, as a result of production problems associated with a rapid increase in production rates. Process improvement objectives in the commercial airplane business were also hampered by production problems.

Total 1997 annual incentive awards for the named executive officers other than Mr. Condit, based on the foregoing assessments and an employment agreement with one of the Named Executive Officers, averaged 96% of their assigned percentages. Mr. Condit's award was 81% of his assigned percentage. The cash portion of Mr. Condit's annual incentive award was based on the Committee's assessment of his leadership and overall contributions to the Company's operating performance, integration of both the Company's Merger with McDonnell Douglas and acquisition of the aerospace and defense units of Rockwell, product quality, and customer satisfaction. The cash portion of each incentive award is shown in the Bonus column of the Summary Compensation Table on page 16.

BOEING STOCK UNITS. Boeing Stock Units are restricted Boeing common stock units without voting rights but earning dividend equivalents. The number of BSUs awarded was determined by crediting each executive with the number of shares that could be purchased with 30% of that officer's target incentive award, adjusted for Company performance, based on the Fair Market Value of Boeing common stock on the day of the award. The BSUs vest three years after the award and each executive may choose to have them paid out in either shares of Boeing common stock or cash. The values of the BSUs at the time of grant to Mr. Condit and the other Named Executive Officers are shown in the Restricted Stock column of the Summary Compensation Table on page 16.

FEATURES OF THE 1998 EXECUTIVE COMPENSATION PROGRAM

Following the Merger with McDonnell Douglas, the Committee undertook a comprehensive study, with the assistance of a compensation and benefits consulting firm, to review the Company's executive compensation program. The purpose of the study was to ensure that the compensation programs for the expanded executive group reflect the Company's compensation policies and objectives, integrate all executives into a common compensation structure for 1998, and strengthen the alignment of executive interests with those of shareholders.

As a result of its study, the Committee determined that the general structure of the Company's current base salary and annual incentive compensation programs continues to be appropriate, but it approved a new performance-based long-term incentive compensation program that ties executive rewards more directly to the increase of shareholder value through stock price growth. This new program awards Performance Shares of Boeing common stock to executives contingent on attaining shareholder return goals within a specific time period. The new program also awards Career Shares of Boeing common stock that are contingent on the executive's staying with the Company for the remainder of his or her career. The Committee also issued guidelines and incentives for executive ownership of Company common stock.

The new Performance Share program provides a greater incentive for executives to create and maintain shareholder value through stock price growth than the Company's prior executive stock option program and other executive incentive programs in most comparable companies. Like the option program, the Performance Share program focuses executives on stock price appreciation. However, the Performance Share program requires a minimum compound average annual increase in share price of 10% within a five-year period before any gains can be realized.

The 1998 awards are contingent on the Company's achieving a minimum, target, and superior stock price appreciation during a five-year performance cycle. Specifically, the vesting of 1998 Performance Share awards is contingent on the Company's stock price appreciating to a minimum, target, and superior average price of $81.63, $97.59, and $101.95, respectively, within five years from the date of grant. The minimum performance hurdle equates to a 60% increase in stock price and would add approximately $30 billion to the Company's market value. The Performance Shares will be paid in Boeing common stock on the date the specified performance hurdles are met. The Performance Shares will earn dividend equivalents, which will be accrued in the form of additional Performance Shares and paid in Boeing common stock when and to the extent that the related Performance Shares are paid.

The total number of shares delivered by the end of the five-year cycle will range from zero to 125% of the contingent grant. If the minimum price is achieved, 25% of the Performance Shares will vest. If stock price milestones between minimum and target are met, the Performance Shares will vest in increments of 40%, 55%, and 75%, up to 100% if the target price is achieved and 125% if the maximum price is achieved. In the event the Company's stock price does not achieve the specified performance hurdles, the Committee may, in its discretion, allow vesting of up to 100% of the target Performance Shares if the Company's total shareholder return ("TSR" -- stock price appreciation plus dividends) during the five-year performance period exceeds the average TSR of the S&P 500 over the same period.

To implement the new long-term incentive program, the Board of Directors has approved and is submitting for shareholder approval an amendment to the Company's 1997 Incentive Stock Plan for Employees that will remove the limitation on the number of shares available for performance-based restricted stock awards. See Proposal 2: Approval of Amendment of The Boeing Company 1997 Incentive Stock Plan for Employees on page 30.

The long-term incentive program also includes grants of Career Shares to certain executives who make substantial contributions to the management, growth, and success of major components of the Company's business. Career Shares are stock units whose payout in Boeing common stock is contingent on the participant's staying with the Company until retirement. Career Shares will earn dividend equivalents, which will be accrued in the form of additional Career Shares and paid in Boeing common stock when and to the extent the related Career Shares are paid. To recognize the different levels of responsibilities within the Company, the number of Career Shares an executive is granted will be based on the executive's pay grade and salary and the price of Boeing common stock. The number of Career Shares granted will be subject to discretionary adjustments based on individual performance or for purposes of retention.

The Committee has also established new stock ownership guidelines for executives that range from one to six times annual base salary, and from three to six times for the named executive officers. As an incentive to encourage and facilitate stock ownership, the Company will match any deferral of Performance Shares, salary (up to 50%), annual cash incentive awards, or BSUs into an unfunded stock unit account within the Company's Deferred Compensation Plan with a matching contribution of an additional 25% of stock units.

The Committee believes that the new Performance Shares, Career Shares, stock ownership guidelines, and deferral match will more effectively promote the Company's overall philosophy of aligning executive and shareholder interests.

Beneficial stock ownership is a fundamental principle underlying the philosophy and structure of Boeing's compensation programs for all employees. Ownership ensures alignment with the interests of shareholders and reinforces the Company's mission of people working together as one global company for aerospace leadership. The Company's approach to compensation design through such programs as the executive Performance Share program and employee ShareValue Program focuses all employees on continuously growing shareholder value.

Boeing executive compensation programs are designed to provide awards based on Company, operating group and individual performance. To the extent consistent with this performance-based approach and the Company's ability to provide competitive compensation, the Committee's policy is generally to provide executive compensation that is fully deductible by the Company for income tax purposes. In 1997, all the compensation paid to the Named Executive Officers (other than certain amounts paid by McDonnell Douglas prior to the Merger) was fully deductible by the Company. The Performance Shares described above are not designed to qualify as performance-based compensation that is fully deductible by the Company for income tax purposes.

                                       COMPENSATION COMMITTEE
                                        Donald E. Petersen, Chairman
                                        John H. Biggs
                                        William J. Perry
                                        Charles M. Pigott
                                        George H. Weyerhaeuser

                    SHAREHOLDER RETURN ON PERFORMANCE GRAPHS

The following graphs show changes in the value of $100 invested at year-end 1992 and 1987, respectively, in (a) Boeing common stock, (b) the S & P 500 Stock Index, and (c) the S & P Aerospace Index. The investment values are based on share price appreciation plus dividends paid in cash, assuming that dividends were reinvested on the date on which they were paid.

                       FIVE-YEAR CUMULATIVE TOTAL RETURNS

      MEASUREMENT PERIOD
     (FISCAL YEAR COVERED)            BOEING            S&P 500         S&P AEROSPACE
1992                                   100                100                100
1993                                   111                110                130
1994                                   123                111                140
1995                                   207                153                230
1996                                   285                187                297
1997                                   264                250                308

                       TEN-YEAR CUMULATIVE TOTAL RETURNS

      MEASUREMENT PERIOD
     (FISCAL YEAR COVERED)            BOEING            S&P 500         S&P AEROSPACE
1987                                   100                100                100
1988                                   168                116                126
1989                                   252                153                161
1990                                   294                148                169
1991                                   317                193                201
1992                                   273                207                211
1993                                   302                227                273
1994                                   335                230                295
1995                                   564                315                486
1996                                   776                389                627
1997                                   721                517                651

The Board of Directors and its Compensation Committee recognize that the market price of stock is influenced by many factors, only one of which is issuer performance. The Company's stock price is significantly influenced by cyclical fluctuations in the commercial jet aircraft global market environment and, to a lesser degree, changes in national defense and space priorities. The stock price performance shown in the graphs is not necessarily indicative of future price performance.

                                   PROPOSAL 2

                  APPROVAL OF AMENDMENT OF THE BOEING COMPANY
                    1997 INCENTIVE STOCK PLAN FOR EMPLOYEES

The Board of Directors, subject to approval of the Company's shareholders, has adopted resolutions approving an amendment to The Boeing Company 1997 Incentive Stock Plan for Employees (the "1997 Plan") to better meet the ongoing needs of the Company by modifying the limitation on the number of shares that may be issued as restricted stock (including restricted stock units).

The purpose of the 1997 Plan is to attract, retain and motivate key employees by providing them with the opportunity to acquire a proprietary interest in the Company and to link their interests with those of shareholders. Currently, the 1997 Plan authorizes 30 million shares for issuance as stock options, stock appreciation rights and restricted stock, with no more than 6 million shares being authorized for issuance as restricted stock. The proposed amendment would make this 6 million share limitation inapplicable to restricted stock that vests based on the achievement of specified performance goals.

The Company is not seeking shareholder approval of any increase in the total number of shares authorized for issuance under the 1997 Plan. The amendment is necessary to permit the continued funding under the 1997 Plan of the Company's new Performance Share program. The Company believes it is appropriate to make a distinction between performance-based restricted stock and time-vested restricted stock because of their differing impacts on shareholder value. In the case of performance-based restricted stock such as the Performance Shares, no value is transferred to the holder unless performance goals that enhance the value of the Company for all shareholders are achieved. For a description of the Performance Share program, see Features of the 1998 Executive Compensation Program on page 26. Shareholder approval of the proposed amendment is required under the terms of the 1997 Plan.

Set forth below is a summary of certain important features of the 1997 Plan as proposed to be amended, which summary is qualified in its entirety by reference to the full text of the 1997 Plan, as amended and restated, which is published in this proxy statement as Appendix A. The proposed amendment is shown in italics in Appendix A.

DESCRIPTION OF THE 1997 PLAN

The 1997 Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors, whose members are all independent, non-employee directors of the Company. The 1997 Plan allows the Committee to make awards of stock options, stock appreciation rights in tandem with, or independent of, stock options, and restricted stock to employees of the Company and employees of entities directly or indirectly controlled by the Company or in which the Company has a significant equity interest. Approximately 21,000 employees are eligible to participate in the 1997 Plan. The types of awards are more fully described below. The Committee may delegate its authority to a committee of one or more senior executive officers who are also members of the Board, except that it cannot delegate decisions regarding grants or awards to employees subject to
Section 16 of the Securities Exchange Act of 1934, as amended.

An aggregate of 30 million shares of Boeing common stock is authorized for issuance under the 1997 Plan. No more than 6 million shares are authorized for grant as restricted stock awards that are not subject to restrictions based on the achievement of specified performance goals, and no more than 3 million shares may be granted as restricted stock that is subject to restrictions based on continuous employment for less than three years (except when employment is terminated because the employee dies, retires, is laid off, or becomes disabled). In any one calendar year, no individual may receive awards under the 1997 Plan representing more than 1.2 million shares of common stock. The Board, in its sole discretion, may increase the aggregate number of shares of common stock available under the 1997 Plan by an additional 3 million shares if, in the future, Boeing acquires another company and either (a) assumes its outstanding stock option or stock grant commitments or (b) makes grants in connection with the acquisition. The aggregate number of shares available for awards and the price of stock options and number of shares under outstanding awards will be adjusted in the event of changes in capitalization, including a stock dividend, stock split, or recapitalization.

STOCK OPTIONS may be either incentive stock options, which comply with Section 422 of the Code, or nonqualified stock options. The Committee will set option exercise prices and terms. Regardless of option type, however, the exercise price of an option may not be less than 100% of the Fair Market Value (for these purposes, the mean of the high and low per share trading prices for Boeing common stock as reported in The Wall Street Journal or such other source as the Committee deems reliable) on the date of grant. The Fair Market Value on February 23, 1998, was $50.5938. Options do not vest unless the recipient remains employed for at least 12 months after grant. The term of an incentive stock option may not be more than ten years.

STOCK APPRECIATION RIGHTS ("SARs") may be granted by the Committee to employees as a right in tandem with the number of shares underlying stock options granted to such employees under the 1997 Plan or on a stand-alone basis with respect to a number of shares for which a stock option has not been granted. SARs are the right to receive payment per share of the SAR exercised in stock or in cash equal to the excess of the share's Fair Market Value on the date of exercise over its Fair Market Value on the date the SAR was granted. An SAR may not be exercised unless the recipient remains an employee for at least 12 months from the date of grant. Exercise of an SAR issued in tandem with stock options will result in the reduction of the number of shares underlying the related stock option to the extent of the SAR exercise. The Committee may establish a maximum appreciation value for any SAR.

RESTRICTED STOCK AWARDS may be made by the Committee in Boeing common stock or denominated in units of common stock. An award may be contingent on continued service or the attainment of certain performance goals related to profits, profit growth, profit-related return ratios, cash flow, or shareholder returns with such goals stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. The Committee may decide to include dividends or dividend equivalents as part of an award and may accrue dividends, with or without interest, until the award is paid.

Stock options, SARs, and restricted stock awards are not transferable or assignable. Payments under the 1997 Plan may be deferred to a future date or dates (accruing interest) subject to certain terms and conditions. The Company may deduct sufficient sums to pay withholding required for federal, state, and local taxes and to pay amounts due to the Company from the recipient of an award made under the 1997 Plan. The 1997 Plan may be amended by the Board of Directors or the Committee, except that shareholder approval is required for any amendment that would increase the number of shares authorized for issuance under the 1997 Plan or if such approval is required by Section 422 or 162(m) of the Code. The 1997 Plan became effective as of May 1, 1997 and will terminate on April 30, 2007, unless sooner terminated by the Board.

FEDERAL INCOME TAX CONSEQUENCES OF THE 1997 PLAN: The Company has been advised by counsel that the material federal income tax consequences to the Company and its employees of the grant and exercise of options and SARs under existing and applicable provisions of the Code and regulations will generally be as follows:

Nonqualified Options and SARs: A recipient will not have any income at the time a nonqualified option or SAR is granted nor will the Company be entitled to a deduction at that time. When a nonqualified option is exercised, the optionee will have ordinary income (whether the option price is paid in cash or by surrender of already owned Boeing common stock), in an amount equal to the excess of the Fair Market Value of the shares to which the option exercise pertains over the option price. When an SAR is exercised, the recipient will recognize ordinary income equal to the sum of (a) the gross cash proceeds payable and (b) the Fair Market Value on the exercise date of any shares received. The Company will be entitled to a tax deduction with respect to a nonqualified option or SAR at the same time and in the same amount as the recipient, assuming that the deduction is not disallowed by Section 162(m) of the Code (which limits the Company's deduction in any one year for certain remuneration paid to certain executives in excess of $1 million) or otherwise limited under the Code.

Incentive Stock Options ("ISOs"): An optionee will not have any income at the time an ISO is granted. Furthermore, an optionee will not have regular taxable income at the time the ISO is exercised. However, the excess of the Fair Market Value of the shares at the time of exercise over the exercise price will be a preference item that could create an alternative minimum tax liability. If an optionee disposes of the shares acquired on exercise of an ISO after the later of two years after the grant of the ISO and one year after exercise of the ISO, the gain (i.e., the excess of the proceeds received over the option price), if any, will be long-term capital gain eligible for favorable tax rates under the Code. If the optionee disposes of the shares within two years of the grant of the ISO or within one year of exercise of the ISO, the disposition is normally a "disqualifying disposition," and the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the excess of the amount received for the shares (or, in the case of a gift, the Fair Market Value of the shares at the time the ISO is exercised) over the option price. The balance of the gain or loss, if any, will be long-term or short-term capital gain depending on whether the shares were held for the short-or long-term capital gains holding periods.

The Company is not entitled to a deduction as the result of the grant or exercise of an ISO. If the optionee has ordinary income taxable as compensation as a result of a disqualifying disposition, the Company will be entitled to a deduction at the same time and in the same amount as the optionee, assuming that the deduction is not disallowed by Section 162(m) of the Code.

NEW PLAN BENEFITS

Since awards under the 1997 Plan are discretionary, total awards that may be granted for the current fiscal year are not determinable until completion of the year. During 1997, options to purchase an aggregate of 545,170 shares of Boeing common stock were granted under the 1997 Plan to all executive officers of the Company as a group (24 persons) at an average exercise price of $53.2186, and options to purchase an aggregate of 5,752,912 shares were granted to all other employees of the Company as a group (including officers who are not executive officers) at an average exercise price of $53.1692. Options granted during 1997 to the Named Executive Officers are set forth under Executive
Compensation -- Option Grants in 1997 on page 19. No options were granted under the 1997 Plan during 1997 to directors or nominees who are not also executive officers of the Company. The Company in 1998 generally will grant only Performance Shares and Career Shares to executives (including the 24 executive officers). The Company will continue to grant stock options to key employees who are not executives.

Approval of the amendment to the 1997 Plan will require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                             A VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3

                              SHAREHOLDER PROPOSAL
                             ON MILITARY CONTRACTS

Seventeen shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

     WHEREAS, the proponents of this resolution believe that the Board of Boeing should establish criteria to guide management in their defense contract bidding and implementation activities;

     WHEREAS, we believe that economic decision making has both an ethical and a financial component;

     WHEREAS, we believe our company's ethical responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations;

     WHEREAS, we believe decisions to develop and to produce weapons can have grave consequences to the lives and/or freedoms of people worldwide if the company has not considered its ethical responsibilities ahead of time; therefore be it

     RESOLVED, that the shareholders request the Board of Directors to establish a committee to research this issue and to develop criteria for the bidding, acceptance, and implementation of military contracts and to report the results of its study to shareholders at its 1999 annual meeting. Proprietary information may be omitted and the cost limited to a reasonable amount.

PROPONENTS' SUPPORTING STATEMENT

The proponents of this resolution believe that all human beings are called to seek justice and peace. An ethic of stewardship of the earth must include respect for humanity and for creation. Because we believe that corporate social responsibility in a successful free enterprise system demands ethical reflection and action upon activities that are socially useful as well as economically profitable, we recommend that the Board study include the following subjects:

-- Arms sales to governments that repress their citizens

-- The connection between arms sales and geographical or political instability

-- Lobbying and marketing activities, both in the United States and abroad including costs

-- Sales of weapons, parts, technology, and components convertible to military use ("dual-use") to foreign governments

-- Transfers of technology, including co-production agreements

A YES vote recommends that the Board consider the above-listed criteria in a study of our company's military sales and production activities.

The criteria proposed by the committee should include guidance for company management regarding these subjects.

A YES vote recommends that the Board consider the above-listed criteria in a study of our company's military sales and production activities.

BOARD OF DIRECTORS' RESPONSE

The foreign sale of all major military products must be in compliance with the requirements of both the executive and legislative branches of the U.S. Government. The Boeing Company believes that determination of what products it is appropriate for the U.S. Government or foreign governments to purchase is properly handled by our government officials, who ultimately must answer to the nation's electorate and who are in the best position to determine the public's interest.

The Company sells military products only in strict compliance with U.S. laws and regulations that control what products may be exported and where such products may be sold overseas. The U.S. Government identifies those countries to which sale of particular military equipment would not be in the United States' interest; the U.S. Government prohibits such military sales to those countries. In fact, many foreign sales of Boeing military products are made through contracts with the U.S. Government, which then sells the products directly to a foreign government that is a U.S. ally or friendly nation.

The Company has a strong commitment to integrity and has an active program for employees to learn and support ethical business standards. The Ethics and Business Conduct Office has an experienced staff, ethics advisors are located throughout the Company, and the Audit Committee of the Board of Directors oversees the program. The Company's ethical business policy, procedures, and program apply to employees engaged in every business activity, including lobbying and marketing activities.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 3.

                                   PROPOSAL 4

                              SHAREHOLDER PROPOSAL
                          ON DOING BUSINESS WITH CHINA

Four shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

     WHEREAS, The Boeing Company successfully lobbied the Clinton
     Administration to grant Most Favored Nation status to the Peoples' Republic of China in a way that "delinks" human rights from MFN status;

     -- In arguing against such linkage, President Clinton stated (1994) that "constructive engagement" in China through business contacts would best ensure human rights;

     -- In 1997 President Clinton admitted his "constructive engagement" policy had not produced positive results regarding human rights in China. His Administration's annual report on human rights noted of China that its "economic pragmatism and increasingly robust ties of trade and commerce with the United States" has not prevented or ameliorated "widespread and well-documented human rights abuses;"

     -- The New York Times reported (06/09/96) Boeing is "China's most valuable lobbyist" and has co-produced "a video that is a remarkably dewy-eyed depiction of China -- no repression of dissidents, no sales of automatic weapons to gangs in Los Angeles, no nuclear proliferation, but plenty of Chinese enjoying American goods;"

     -- U.S. corporations doing business with China and Tibet provide financial support and legitimization for the Chinese government's rule there;

     -- Congressional resolutions were introduced into both houses calling for certain principles to be followed by U.S. nationals engaged in commercial activities in China and Tibet. Human Rights Watch created parallel principles;

     RESOLVED: shareholders request the Board to adopt, by January, 1999, basic human rights criteria for its business operations in and/or with the Peoples' Republic of China. Requesting shareholders shall be notified of these principles and how Boeing intends to implement them by July 1, 1999.

PROPONENTS' SUPPORTING STATEMENT

We ask the board to consider the following in creating these principles:

1. Not to use goods or products manufactured by forced labor in the People's Republic of China and Tibet;

2. To safeguard Chinese and Tibetan employees prone to dismissal based upon their involvement in non-violent demonstrations, past records of arrests or internal exile for non-violent protest or membership in unofficial organizations committed to non-violence;

3. To ensure that production methods do not unnecessarily risk harm to the surrounding environment;

4. To strive to use independent businesses when looking for potential business partners in China and Tibet;

5. To prohibit any military presence on industrial cooperation project premises;

6. To ensure freedom of association and assembly among employees;

7. To press Chinese authorities to list those arrested in the last three years, to end incommunicado detention, and for access to international observers to places of detention;

8. To discourage or undertake to prevent compulsory political indoctrination programs from occurring on company premises in China and Tibet;

9. To ensure freedom of expression.

In a New York Times piece, A.M. Rosenthal stated: "the Chinese Communists are creating a system in which controlled capitalism and tyranny work together . . . But if American businesses do not care that their country and companies help finance torture cells, what can an individual do about it? Use the stockholder's right to demand a rights code for every U.S. business investing in China." If you agree, please vote "yes."

BOARD OF DIRECTORS' RESPONSE

The Boeing Company is a leading aerospace firm and is committed to being one of the premier industrial companies in the world. We will continue our history of operating with integrity with high business principles, bringing commitment to the rule of law and respect for employees and their rights of association and assembly wherever we operate in the world.

While the Board of Directors is not insensitive to individual rights in China, the United States should continue to recognize the interrelationships among economic growth, social progress and political stability in determining the welfare of the Chinese people. We believe that the lives of hundreds of millions of Chinese have improved dramatically under economic reform and the engagement of governments and international companies. Indeed, it is our experience that significant good is accomplished by bringing countries into the mainstream of open-market trading and economic progress. We support granting China permanent "Most Favored Nation" status, which is not something special, but normal trading rights. China's accession into the World Trade Organization and normalized trade with China will also expand engagement by the worldwide community and the United States in China, thereby enhancing the opportunities to further the rule of law and an open society for the Chinese people.

Secretary of State Madeleine Albright articulated the Administration's policy in clear terms during her confirmation hearing before the Foreign Relations Committee in 1997: "Our goal is to expand areas of cooperation, reduce the potential for misunderstandings and encourage China's full emergence as a responsible member of the international community." The Board of Directors supports this policy and believes that working for enhanced individual freedom in a transforming China is a basic goal best served by broader political and economic engagement with China.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 4.

                                   PROPOSAL 5

                              SHAREHOLDER PROPOSAL
                           ON ANNUAL ELECTION OF THE
                           ENTIRE BOARD OF DIRECTORS

A shareholder has advised the Company that it intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

     RESOLVED: The Boeing shareholders request the Board of Directors take the necessary steps to change all company governing instruments to require election of the entire Board each year. This includes the requirement that any future change in director frequency-of-election be submitted to shareholder vote as a separate issue.

PROPONENT'S SUPPORTING STATEMENT

Annual election of the entire Board is widely accepted by corporate governance experts to improve corporate performance and avoid surprise reversals. Major corporations went to the brink of disaster due to lame board oversight.

This is an update of the 1997 Boeing shareholder resolution that achieved more than 48% shareholder approval. Institutional Shareholder Services, a proxy advisory firm, recommended this resolution in 1997.

The Business Week Nov. 25, 1996 Cover Story said for the best board: "PLACE THE ENTIRE BOARD UP FOR ELECTION EVERY YEAR." Business Week said annual election was one of a number of factors for the best board.

This resolution is designed to prevent surprise reversals like Boeing's $2.6 Billion write-off plus the $1.4 Billion MD-80/MD-90 cancellation charge. The $2.6 Billion write-off sent Boeing stock tumbling and resulted in a deluge of costly lawsuits. (A portion of these $-Billions reflect a loss rather than a write-off or potential write-off).

This is a short list of the kinds of issues the entire board should answer for each year:

- Justice department accused Boeing of knowingly allowing defective parts in hundreds of Boeing helicopters -- 2 crashes.
       New York Times                               May 3, 1997

- The most intense investigation in aviation history has not yet discovered the cause of the Boeing 747 TWA Flight 800 crash.

- Top journalism prize awarded for reports on 2 unsolved Boeing 737 crashes.
       Seattle Times                                April 24, 1997

- With the Boeing MD-80/MD-90 airliners canceled, the Airbus A320 will be the only option if 737 safety and production problems increase.

- Independent Boeing directors are short on experience in Boeing's primary business of jetliners, defense and space.

- Boeing directors sit on the Board for 35-year and 25-year stretches.

- Air Canada and Virgin place $4-Billion Airbus order. The Douglas acquisition could encourage airlines to buy planes from Boeing's only competitor -- Airbus.
       Los Angeles Times                             August 2, 1997

- A federal court lawsuit charges Boeing hid production problems to keep its stock price high.
       Wall Street Journal                           November 3, 1997

- Boeing laid off 35% of its employees from 1990-1995, meanwhile productivity fell 6%.
       Business Week                                 February 24, 1997

- Skilled former Boeing employees are prohibited from working at any Boeing site in 26 states.

Mr. Condit, Boeing CEO, said the customer was "a key part of the process" on the new 777. Likewise, shareholders need to be "a key part of the process" at Boeing.

             VOTE FOR ANNUAL ELECTION OF ENTIRE BOARD OF DIRECTORS
                                    YES ON 5

BOARD OF DIRECTORS' RESPONSE

This proposal is substantially the same as presented last year. The Board of Directors has not changed its position. In the opinion of the Board, the claims made in the supporting statement are largely irrelevant to the issue.

Under the Company's By-Laws, as approved by Boeing shareholders, the Board of Directors is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. At the same time, a majority of directors will have prior experience as directors of the Company. This is important for ensuring the Board has solid knowledge of the Company's complex products, its product strategy, its long-range plans and progress, and its evolving role in the global aerospace market.

The Board believes the classified board ensures directors' accountability to shareholders while it also ensures continuity in the composition and long-range planning of the Board. The Board believes this is particularly important for a company like Boeing that has high-technology products and programs that require major investments to be made over long periods of time.

The Board of Directors also believes that a classified board reduces the ability of a third party to effect a sudden, unsolicited change in the Company's direction. The staggered board system would permit the Company time to negotiate with the proponent of the change, permitting the Board to consider alternative proposals and seek the best results for all shareholders.

The Board believes that a classified board is appropriate for Boeing and that it ensures responsible, knowledgeable representation of the long-term interests of Boeing shareholders.

Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. However, approval of the proposal would not automatically eliminate the classified board, as this proposal is only a recommendation. Eliminating the classified board would require the affirmative vote of at least 75% of the outstanding shares on a proposal to amend Article II, Section 1 of the Company's By-Laws, which provides for a classified board.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 5.

                                   PROPOSAL 6

                              SHAREHOLDER PROPOSAL
                          ON CUMULATIVE VOTING FOR THE
                             ELECTION OF DIRECTORS

Two shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

     RESOLVED: That the stockholders of The Boeing Company, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

PROPONENTS' SUPPORTING STATEMENT

California law still requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio also has the same provision.

The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Texaco's recent problems might have also been prevented with cumulative voting, getting directors on the board to prevent such things. Ingersoll-Rand, also having cumulative voting won two awards. Further, Union Pacific is a good example having troubles with their freight shipments, which are backed up for a month. The merger with Southern Pacific is part of the excuse. Just last year, Union Pacific took away cumulative voting.

Lockheed-Martin, as well as VWR Corporation, now have a provision that if anyone has 40% or more of the shares cumulative voting applies: it does apply at the latter company.

In 1995 American Premier adopted cumulative voting. Allegheny Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights. Also, Hewlett-Packard, a very successful company, has cumulative voting.

If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

BOARD OF DIRECTORS' RESPONSE

The Company believes that cumulative voting would threaten to undermine effective Board of Directors functioning. Cumulative voting introduces the possibility of partisanship among directors that could impair their ability to work together, an essential element in the effective functioning of the Board. Also, it is the Board's duty to represent all shareholders. Each director must therefore bear responsibility toward all Company shareholders, without any special loyalty to any one group. From this perspective, cumulative voting is undesirable since directors so elected might be principally concerned about representing and acting in the interest of special groups of shareholders responsible for their election, rather than in the interests of all shareholders. The Board does not believe that a narrow constituency of shareholders who have pooled their votes should have an advantage over the interests of the Company's shareholders as a whole.

In 1986, 80% of the shareholders who voted at the Company's annual meeting voted in favor of amending the Company's Certificate of Incorporation to eliminate cumulative voting, as permitted under Delaware law. The Company's action was consistent with a general trend away from cumulative voting for public companies. For example, the State of California, considered among the most protective of shareholder interests, amended its state laws to permit the repeal of cumulative voting in 1989. In supporting the change, the Committee on Corporations of the Business Law Section of the State Bar of California argued:

     While a healthy diversity of opinion and experience, as represented by independent directors, is desirable, factionalism is not appropriate in the board's essential executive function. The principal objective of a business enterprise should be profit and gain for its shareholders, not political accommodation of competing interests . . . . Practical experience has shown that effective management of a corporation requires candor and consensus in the Boardroom, [not] rancor and contention.

The Company believes that the present method of voting has served the Company well and should continue to work as successfully in the future as it has in the past. Eleven of the Company's 13 directors are independent non-employee directors and are all nominated for the Board of Directors by the Company's Organization and Nominating Committee, which consists entirely of independent directors. This guarantees the continued independence of the Board in representing all shareholders.

Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. However, approval of the proposal would not automatically establish cumulative voting, as this proposal is only a recommendation. Establishing cumulative voting would require the affirmative vote of at least 75% of the outstanding shares on a proposal to amend the Company's By-Laws, which specifically do not provide for cumulative voting for directors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 6.

                                   PROPOSAL 7

                              SHAREHOLDER PROPOSAL
                         ON CREATION OF THE POSITION OF
                           INDEPENDENT LEAD DIRECTOR

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

     RESOLVED: The shareholders request that Boeing take the necessary steps to amend the Boeing governing instruments for an outside independent Lead Director. This will create independent oversight of management to improve Boeing performance and prevent surprise $2.6-Billion ($2,600,000,000) business reversals.

PROPONENT'S SUPPORTING STATEMENT

This is a short list of many concerns to shareholders, employees and customers that call for heightened Management & Board of Directors' accountability, vigilance and performance:

Boeing is stuck with trying to accomplish 4 tasks simultaneously: train more than 30,000 new employees, double production rates in a very short time, fundamentally change the way it builds aircraft, and deal with the McDonnell Douglas and Rockwell acquisitions.
     Long Beach Press Telegram                     October 24, 1997

A lawsuit (filed in federal court in Seattle on behalf of Boeing shareholders) charges Boeing executives allegedly concealed production problems to maintain Boeing's stock price, before completing the McDonnell Douglas merger.
     Wall Street Journal                           November 3, 1997

NASA chief Daniel Goldin said Boeing has a $196-Million ($196,000,000) overrun on work completed on the international space station. Goldin said Boeing's performance is "less than stellar."
     Los Angeles Times                             March 5, 1997

     The California Public Employees' Retirement System (CalPERS) recommends an outside independent lead director in its draft of U.S. Corporate Governance Principles. CalPERS is a leader in advocating effective corporate governance principles.

     According to CalPERS -- INDEPENDENCE IS THE FOUNDATION OF ACCOUNTABILITY. To instill independent leadership CalPERS recommends that:

     When the Chairman of the Board is also the Chief Executive Officer (like Boeing), the board designates an independent outside director to coordinate with other independent directors to:

     1) Define the timeliness, quality, and quantity of the flow of information between management and the board. Timely data could alert the Boeing board to impending problems before they become unmanageable.

     2) Approve the hiring of independent consultants who report directly to the board.

     3) Act as liaison between the independent directors and the CEO on sensitive issues.

     4) Prepare agendas for the Board and Board Committee meetings.

     5) Evaluate the CEO's performance and meet with the CEO to discuss the Board's evaluation.

     Shareholders can express concern on Boeing's surprise $2.6-Billion ($2,600,000,000) reversal during a tremendous industry boom, by not voting for the Directors. Withholding as little as 10% of the vote will convey a powerful message that the shareholders expect improved corporate performance, profitability and timely notification of the state of Boeing's business.

     ADOPT A PERMANENT POSITION OF INDEPENDENT LEAD DIRECTOR to ensure that Boeing will profit from its surge in airliner orders.
                                    YES ON 7

BOARD OF DIRECTORS' RESPONSE

The Board of Directors does not believe that establishment of the position of "Independent Lead Director" would enhance either its independence or its effectiveness. The Company has a long history of independent leadership by its Board of Directors. Independent directors who are not present or former employees of the Company have constituted the majority of the Company's directors for 25 years. During the last 20 years, when the size of the Board has ranged from 11 to 14 directors, there have never been more than four directors serving on the Board at the same time who were current or former employees of the Company. Currently, 11 of the Company's 13 directors are independent of the Company. No directors who are employees serve on any of the Board's committees. Each of the Company's independent directors brings to bear substantial experience in areas relevant to the Company's business, including service on other boards of directors.

The Board of Directors believes that it has the necessary power and authority to request and obtain information from management and to retain outside consultants, where appropriate, in order to address "sensitive" issues. Each committee of the Board has its own charter. As more specifically discussed in the Compensation Committee Report on Executive Compensation, the independent Compensation Committee of the Board, with input from the entire Board, plays an active role in evaluating the performance not only of the Company's Chief Executive Officer but of all the Company's executive officers. The Board has the flexibility to elect the most appropriate director to the position of Chairman of the Board and believes that the Chairman, with input from the Board, should set the agenda for meetings of the Board.

The Board of Directors believes that its current composition and structure provide for appropriate oversight of management and that each non-employee director provides valuable insight and advice. The Board does not believe that any significant purpose is served by the imposition of a strict rule creating the role of an Independent Lead Director, potentially at odds with the role of the Chairman of the Board. The Board therefore believes that the creation of the position of Independent Lead Director would not be in the interest of the Company's shareholders and that the structure of the Board, given its continuing independence from the Company's management, is best determined by the Board.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 7.

                                   PROPOSAL 8

                              SHAREHOLDER PROPOSAL
                           ON POLITICAL CONTRIBUTIONS

Two shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

     RESOLVED: That the shareholders recommend to The Boeing Company (hereafter referred to as the corporation) that it obtain shareholder approval for political contributions in excess of $10,000 annually to a political party, and that it publish in its annual report to shareholders a list of political contributions for the previous 12-month period.

PROPONENTS' SUPPORTING STATEMENT

The corporation, through its Board of Directors, contributes many thousands of dollars to the political process in an effort to influence political decisions dealing with a variety of items ranging from socio-economic issues to environmental factors.

Oftentimes, an individual shareholder may differ with the corporate view toward the above issues. But, by virtue of ownership of shares, the shareholder is giving tacit approval to the Directors to contribute to a political party which is in opposition to the shareholder's individual views.

At the very least, a shareholder of a public-traded corporation is entitled to know where and when his/her views differ from the corporate view regarding the political process and its bearing on socio-economic and environmental factors.

This proposal would reveal any differences between the shareholder's individual views and corporate activity in the political process. Consequently, the shareholder would have an opportunity to defend his/her views by taking appropriate action.

Without this proposal, a corporate decision to support a political party could be tantamount to coercive cooptation of shareholders in accepting or supporting a political party contrary to a shareholder's individual view.

The publication of political contributions should be in tandem with a limit on political contributions of $10,000.00. The $10,000.00 limit will help abate "influence peddling." Huge corporate contributions to a political party (referred to as "soft money") are ultimately and indirectly used to buy influence on a particular issue from a candidate (referred to as "hard money"). Until such a time that effective campaign finance laws are enacted (which appears remote at this junction) shareholders must initiate action at the grass roots level in order to curb the abuse of corporate contributions to the political process.

A past statesman cautioned us on this subject: All that remains to insure corrupt government is for all good (wo)men to do nothing. The words may not be the exact quotation, but the message is clear: sit on your rights too long and you may lose the privilege to exercise them.

If shareholders fail to act on this proposal, its failure could seriously undermine the principle of "One (wo)man -- one vote!"

If shareholders wish to contribute or participate in the political process, most of us are mature enough to do so on an individual basis. We should not be subjected to coercive cooptation in supporting a political party which stands in opposition to our individual beliefs.

BOARD OF DIRECTORS' RESPONSE

The Company's political contributions, which are a legitimate business expense, are made under the direction of the Board of Directors in compliance with applicable laws and regulations, are made only with advance approval by senior management of the Company, and are reported to the Board annually.

Under the Federal Election Campaign Act, the Company is permitted to make contributions to the nonfederal accounts of national party committees from the Company's general treasury funds (sometimes referred to as "soft money" contributions) and to establish and administer a separate segregated fund (commonly known as a political action committee or PAC). The Company, however, is prohibited from making contributions to candidates for federal elective office.

The Boeing Company Political Action Committee ("BPAC") was established by the Company in accordance with federal law. BPAC is governed by a board of directors who are Company employees and makes political contributions solely from the contributions it receives from its members, who are eligible Boeing employees.

Certain states and local jurisdictions permit the Company to make contributions to candidates and political parties. The Company makes political contributions in such states and localities when the Company believes it to be in the best interest of the Company. From time to time, the Company also makes contributions in support of, or in opposition to, specific ballot issues in which the Company has a substantial interest.

The Company believes that all its political contributions are publicly reported, either by the Company or by the recipient of the contribution, or by both the Company and the recipient.

Imposing a shareholder approval requirement for political contributions greater than $10,000 would simply be impractical. The cost of preparing proxy materials to solicit shareholder approval would be prohibitive in relation to any possible benefit to shareholders. The information that would be required by this proposal to be disclosed in the Company's Annual Report to shareholders would also require additional preparation time and unnecessary expense to the Company. Most importantly, due to the time required to prepare and clear proxy materials and submit matters to a shareholder vote, such approval could not be obtained within a reasonable time. The effect of the proposal would be to limit the Company's ability to support those government activities that are an important element of its business. These activities, and the Company's support of them, are for the benefit of all shareholders and undertaken in their best interest.

For these reasons, the Board of Directors believes that no useful purpose would be served by taking the actions advocated by this proposal and that such actions would result in a waste of the Company's resources.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 8.

                                   PROPOSAL 9

                              SHAREHOLDER PROPOSAL
                    ON THE SALE OF DOUGLAS PRODUCTS DIVISION

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

     RESOLVED: Boeing shareholders request the Board of Directors take the steps necessary to immediately hire a nationally recognized investment banker to explore the sale of Douglas Products Division to another company to enhance the value of Boeing. The sale of Douglas could save Boeing an expected write-off of nearly $1.4-Billion ($1,400,000,000).

PROPONENT'S SUPPORTING STATEMENT

These news reports highlight that Boeing may be overwhelmed in dealing with
Douglas:

- Boeing is too occupied with the problems of $2.6-Billion write-off in Seattle to act as more than an undertaker for Douglas:

        Boeing took a $1.6 Billion ($1,600,000,000) write-off due to production problems in 1997's 3rd quarter and announced it would spend an additional $1 Billion ($1,000,000,000) to fix production problems.
                 Wall Street Journal                    November 4, 1997

        Boeing is stuck with trying to accomplish 4 tasks simultaneously:

        1) Train more than 30,000 new employees

        2) Double production rates in a short time

        3) Fundamentally change the way it builds aircraft

        4) Deal with its acquisition of Rockwell and McDonnell Douglas
                 Long Beach Press Telegram           Oct. 24, 1997

- The purchase of Douglas has benefited Boeing's major rival, Airbus:

        Air Canada and Virgin place $4-Billion order with Airbus on the very day Boeing acquired McDonnell Douglas. The $4-Billion deal bolsters the argument that Airbus could benefit from Boeing's acquisition of Douglas.
                 Los Angeles Times                     August 2, 1997

        The Airbus orders support the theory that the Douglas acquisition could benefit Airbus, by encouraging airlines to buy planes from Boeing's only competitor.
                 Los Angeles Times                     August 2, 1997

- After Boeing bought another airliner manufacturer, de Havilland Aircraft, de Havilland nearly went broke:

        Boeing loses nearly $1-Billion ($1,000,000,000) on de Havilland
        Aircraft.
                 New York Times                        January 23, 1992

- Boeing cancels the Douglas MD-80/MD-90 airliners, a viable alternative to the log-jammed Boeing 737 production. At the same time the entire 737 program could be in jeopardy with a 3rd unsolved 737 crash:

        Baffled by 2 unsolved 737 accidents, NTSB chairman James Hall said a 3rd unexplained 737 crash "would further erode public confidence in the airplane."
                 Aviation Week                           July 24, 1995

        Seattle Times aerospace reporter Byron Acohido awarded top journalism prize for reports on the Boeing 737 rudder suspected of causing 2 unsolved crashes.
                 Seattle Times                            April 24, 1997

     - Meanwhile:

        Boeing will take $1.4-Billion ($1,400,000,000) charge to stop Boeing MD-80/MD-90 production.
                 Los Angeles Times                     Jan. 22, 1998

          REQUEST: HIRE AN INVESTMENT BANKER TO INVESTIGATE ENHANCING
                THE VALUE OF BOEING, THROUGH THE SALE OF DOUGLAS
                                    YES ON 9

BOARD OF DIRECTORS' RESPONSE

The Board of Directors does not believe that retention of an investment banker to explore the sale of the Douglas Products Division would result in any meaningful enhancement of shareholder value. On August 1, 1997, the Company completed the merger of McDonnell Douglas Corporation ("McDonnell Douglas") with a subsidiary of the Company (the "Merger"). As disclosed in the Company's proxy statement related to the Merger, the Company and McDonnell Douglas retained Credit Suisse First Boston and J.P. Morgan Securities Inc., respectively, both nationally recognized investment banking firms, to advise them in connection with the Merger. McDonnell Douglas had already employed financial advisors to explore a number of alternatives concerning Douglas Aircraft Company (currently the Douglas Products Division), including a sale, a joint venture, and other financial arrangements. The Company and McDonnell Douglas both concluded that the sale of the Douglas Products Division was not economically feasible. Federal and European regulatory authorities, in independently reviewing the Merger, reached the same conclusion. The Board believes that the payment of investment banker fees to reexamine this conclusion would be a waste of Company funds.

The Board of Directors continually reviews alternatives for creating value for the Company's shareholders in the context of the Company's long-term objectives. As part of this ongoing review, it approved both the Merger and the acquisition of Rockwell International Corporation's aerospace and defense business. Both acquisitions served the strategic objective of creating a stronger Company with a broader base of defense and space product programs and international business opportunities.

The Board of Directors will continue to exercise its business judgment to make strategic decisions that it believes will enhance shareholder value. The Board does not believe that retention of an investment banker to explore the sale of the Douglas Products Division will accomplish this objective.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 9.

The Company will provide the names and addresses of the proponents of the shareholder proposals above and the number of shares they hold upon oral or written request for such information. Requests may be sent to the Corporate Secretary, The Boeing Company, P.O. Box 3707, Mail Stop 13-08, Seattle, Washington 98124-2207, or submitted by calling (206) 544-1056.

                          ANNUAL REPORT AND FORM 10-K

The 1997 Annual Report of the Company was mailed to shareholders with this proxy statement. UPON REQUEST, THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES. The Form 10-K has been filed with the SEC. It may be obtained by writing to the Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Stop 3T-33, Seattle, Washington 98124-2207, or calling (206) 393-4964. This proxy statement and the 1997 Annual Report are also available at the Company's World Wide Web site, http://www.boeing.com.

                         SHAREHOLDER PROPOSALS FOR 1999

The Company's next annual meeting will be held on April 26, 1999. An eligible shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for that meeting must notify the Secretary of the Company. The proposal must be received at the Company's executive offices no later than November 19, 1998. A shareholder must have been a registered or beneficial owner of at least 1% of the Company's outstanding stock or stock with a market value of $1,000 for at least one year prior to submitting the proposal, and the shareholder must continue to own such stock through the date on which the meeting is held.

The Company's By-Laws outline procedures, including minimum notice provisions, for shareholder nomination of directors and submission of other shareholder business to be brought before the annual meeting. A copy of the pertinent By-Law provisions is available on request to Corporate Secretary, The Boeing Company, P.O. Box 3707, Mail Stop 13-08, Seattle, Washington 98124-2207.

                                       THE BOEING COMPANY

                                   APPENDIX A

           THE BOEING COMPANY 1997 INCENTIVE STOCK PLAN FOR EMPLOYEES
               (AS AMENDED AND RESTATED EFFECTIVE APRIL 27, 1998)

1.  PURPOSE

The purpose of this 1997 Incentive Stock Plan for Employees (the "Plan") is to attract, retain and motivate key employees by providing them the opportunity to acquire a proprietary interest in The Boeing Company (the "Company") and to link their interests and efforts to the long-term interests of the Company's shareholders.

2.  PLAN ADMINISTRATION

2.1  THE COMPENSATION COMMITTEE

The Plan shall be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"). Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have the authority, in its sole discretion, to determine all matters relating to awards under the Plan, including selection of the individuals to be granted awards, the type of awards granted, the number of shares of the Company's common stock (the "Common Stock") subject to an award, all terms, conditions, restrictions and limitations, if any, of an award, and the terms of any award agreement or notice.

2.2  OTHER PLANS

The Committee shall also have authority to grant awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company.

2.3  DELEGATION TO STOCK PLAN COMMITTEE

Except for the power to amend the Plan as provided in Section 12, the Board or the Committee, in its sole discretion, may delegate the Committee's authority and duties under the Plan to the Stock Plan Committee of the Board or to such other committee appointed by the Board consisting of one or more senior executive officers of the Company who are also members of the Board, under such conditions and limitations as the Board or the Committee may from time to time establish, except that only the Committee may make any determinations regarding awards to participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act").

2.4  FINALITY OF COMMITTEE DETERMINATIONS

All decisions made by the Committee or its delegate pursuant to the provisions of the Plan and all determinations and selections made by the Committee or its delegate pursuant to such provisions and related orders or resolutions of the Board shall be final and conclusive.

3.  ELIGIBILITY

Any employee of the Company shall be eligible to receive an award under the Plan. For purposes of this Section 3, the "Company," with respect to all awards under the Plan other than Incentive Stock Options (as defined in Section 6.2), includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the

Committee. With respect to Incentive Stock Options, the "Company' includes any parent or subsidiary of the Company in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

4.  SHARES SUBJECT TO THE PLAN

4.1  NUMBER AND SOURCE

The stock offered under the Plan shall be shares of Common Stock and may be unissued shares or shares now held or subsequently acquired by the Company as treasury shares, as the Board, or a Board committee to which the Board may delegate such authority, may from time to time determine. Subject to adjustment as provided in Sections 4.3 and 5, the aggregate number of shares that may be issued under the Plan shall not exceed thirty million (30,000,000). Subject to adjustment as provided in Sections 4.3 and 5, the aggregate number of shares that may be issued under awards granted pursuant to Section 6.4 that are not subject to restrictions based on the achievement of specified performance goals shall not exceed six million (6,000,000). The aggregate number of shares that may be covered by awards granted to any one individual in any one calendar year shall not exceed one million two hundred thousand (1,200,000).

4.2  SHARES AVAILABLE

Any shares subject to an award granted under the Plan that is forfeited, terminated or canceled or, in the case of awards granted under Section 6.4, any shares that do not vest shall again be available for the granting of awards under the Plan. In instances where a stock appreciation right is settled in cash, the shares covered by such award shall remain available for the granting of other awards. Likewise, the payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the shares available for issuance.

4.3  ACQUISITIONS

The Board, in its sole discretion, may increase the aggregate number of shares of Common Stock to be delivered under Section 4.1 by up to three million (3,000,000) shares in the event the Company acquires any other corporation or business entity and the Company agrees to assume the acquired entity's obligations for outstanding employee stock options or stock grant commitments or otherwise grants awards to employees in connection with such acquisition.

5.  ADJUSTMENT OF SHARES AVAILABLE

The aggregate numbers and kind of shares available for awards under the Plan, the maximum number and kind of shares that may be subject to awards to any individual under the Plan, the number and kind of shares covered by each outstanding award, and the exercise price per share (but not the total price) for stock options, stock appreciation rights or similar awards outstanding under the Plan shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any split-up, combination or exchange of shares, consolidation, spin-off or recapitalization of shares or any like capital adjustment or the payment of any stock dividend.

6.  AWARDS

6.1  TYPES OF AWARDS

The Committee shall have the authority, in its sole discretion, to determine the type or types of awards to be granted to employees under the Plan. Such awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options (as defined in Section 6.2), stock appreciation rights or restricted stock awards. Such awards may be granted either alone, in addition to or in tandem with any other type of award granted under the Plan.

6.2  STOCK OPTIONS

The Committee may grant stock options, designated as "Incentive Stock Options," which comply with the provisions of Section 422 of the Code or any successor statutory provision, or "Nonqualified Stock Options." The price at which shares may be purchased upon exercise of a particular option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of such shares at the time such option is granted. For purposes of the Plan, "Fair Market Value" as to a particular day equals the mean of the high and low per share trading prices for the Common Stock as reported for such day in The Wall Street Journal or such other source as the Committee deems reliable. The Committee shall set the term of each stock option, but no Incentive Stock Option shall be exercisable more than 10 years after the date such option is granted and, to the extent the aggregate Fair Market Value (determined as of the date the option is granted) of Common Stock with respect to which Incentive Stock Options granted to a particular individual become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000 (or such corresponding amount as may be set by the
Code), such options shall be treated as Nonqualified Stock Options.

6.3  STOCK APPRECIATION RIGHTS

The Committee may grant stock appreciation rights to employees, either in tandem with stock options that have been or are granted under the Plan or with respect to a number of shares on which an option is not granted. A stock appreciation right shall entitle the holder to receive, with respect to each share of stock as to which the right is exercised, payment in an amount equal to the excess of the share's Fair Market Value on the date the right is exercised over its Fair Market Value on the date the right was granted. Such payment may be made in cash or in shares of Common Stock valued at the Fair Market Value as of the date of the surrender, or partly in cash and partly in shares of Common Stock, as determined by the Committee in its sole discretion. The Committee may establish a maximum appreciation value payable for stock appreciation rights.

6.4  RESTRICTED STOCK AWARDS

(a) The Committee may grant restricted stock awards under the Plan in Common Stock or denominated in units of Common Stock. The Committee, in its sole discretion, will make such awards subject to conditions and restrictions, as set forth in the instrument evidencing the award, which may be based on continuous service with the Company or the attainment of certain performance goals related to profits, profit growth, profit-related return ratios, cash flow or shareholder returns, where such goals may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. No more than three million (3,000,000) shares may be issued subject to restrictions based on continuous employment for less than three years

(except where employment is terminated because the employee dies, retires, is laid off or becomes disabled).

(b) The Committee may choose, at the time of granting an award or at any time thereafter up to the time of payment of the award, to include as part of such award an entitlement to receive dividends or dividend equivalents, subject to such terms as the Committee may establish. All dividends or dividend equivalents that are not paid currently may, in the Committee's sole discretion, accrue interest and be paid to the participant if, when and to the extent such award is paid.

6.5  PAYMENT; DEFERRAL

Awards granted under the Plan may be settled through cash payments, the delivery of Common Stock or the granting of awards or combinations thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits to deferred stock unit equivalents.

7.  OPTION EXERCISE

7.1  EMPLOYMENT REQUIREMENT

Each award agreement or notice for a stock option or stock appreciation right shall contain a provision that the option or right shall not be exercisable unless the optionee remains in the Company's employ at least 12 months after the granting of the option or right.

7.2  PRECONDITION TO STOCK ISSUANCE

No shares shall be delivered pursuant to the exercise of any stock option or stock appreciation right, in whole or in part, until qualified for delivery under such securities laws and regulations as may be deemed by the Committee to be applicable thereto and until, in the case of the exercise of an option, payment in full of the option price thereof (in cash or stock as provided in Section 7.4) is received by the Company. No holder of an option or stock appreciation right, or any legal representative, legatee or distributee shall be or be deemed to be a holder of any shares subject to such option or right unless and until such shares are issued.

7.3  NO FRACTIONAL SHARES

No stock option may at any time be exercised with respect to a fractional share. No fractional share shall be issued in the event shares are issued pursuant to the exercise of a stock appreciation right; however, a fractional stock appreciation right may be exercised for cash.

7.4  FORM OF PAYMENT

An optionee may exercise a stock option using as the form of payment (a) cash or cash equivalent (b) stock-for-stock payment (as described in Section 7.5), (c) any combination of the above or (d) such other means as the Committee may approve.

7.5  STOCK FOR STOCK

An optionee who owns Common Stock may use such shares, the value of which shall be determined as the Fair Market Value of such shares on the date the stock option is exercised, as a form of payment to exercise stock options under the Plan. The Committee, in its sole discretion, may restrict or rescind this right by notice to optionees. A stock option may be exercised in such manner only by tendering (actually or by attestation) to the Company whole shares of Common Stock having a Fair Market Value equal to or less than the exercise price. If an option is exercised by surrender of stock having a Fair Market Value less than the exercise price, the employee must pay the difference in cash.

8.  TRANSFERABILITY

The right of any award recipient to exercise an award granted under the Plan shall, during such recipient's lifetime, be exercisable only by such recipient, and shall not be assignable or transferable by such recipient other than by will or the laws of descent and distribution.

9.  WITHHOLDING TAXES; OTHER DEDUCTIONS

The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of shares, (a) an amount sufficient to cover withholding as required by law for any federal, state or local taxes and (b) any amounts due from the recipient of such award to the Company or to any subsidiary of the Company or to take such other action as may be necessary to satisfy any such withholding or other obligations, including withholding from any other cash amounts due or to become due from the Company to such recipient an amount equal to such taxes or obligations.

10.  TERMINATION OF EMPLOYMENT

The terms and conditions under which an award may be exercised following termination of a participant's employment with the Company shall be determined by the Committee; provided, that if a participant's employment with the Company terminates for any reason within 12 months of the grant date of a stock option or stock appreciation right, such option or right shall expire as of the date of such termination of employment and the participant and the participant's legal representative shall forfeit any and all rights pertaining to such award.

11.  TERM OF THE PLAN

The Plan shall become effective as of May 1, 1997 and shall remain in full force and effect through April 30, 2007, unless sooner terminated by the Board. After the Plan is terminated, no future awards may be granted but awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan's terms and conditions.

12.  PLAN AMENDMENT

The Committee or the Board may amend, suspend or terminate the Plan at any time; provided that no such amendment shall be made without the approval of the Company's shareholders (a) that would increase the number of shares available for issuance in accordance with Section 4 or (b) if such approval is required
(i) to comply with Section 422 of the Code with respect to Incentive Stock Options or (ii) for purposes of Section 162(m) of the Code.

13.  BIFURCATION OF THE PLAN

Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers subject to Section 16 of the 1934 Act without so restricting, limiting or conditioning the Plan with respect to other participants.

                    [MAP AND INSTRUCTIONS TO ANNUAL MEETING]


                      1998 ANNUAL MEETING OF SHAREHOLDERS
                    Engineering Campus Auditorium, Bldg. 33
                 Corner of J. S. McDonnell and Lindbergh Blvds.
                           Hazelwood, Missouri 63042
                          April 27, 1998 - 10:00 a.m.


GENERAL DIRECTIONS

FROM I-270 EASTBOUND

- Take Exit 23 to McDonnell Boulevard.

- Proceed right on McDonnell Boulevard
  to Lindbergh Boulevard.

- Go through intersection at Lindbergh
  Boulevard.

- Turn right into first Boeing entrance, Gate 32 and park in Parking Lot 33.


FROM I-270 WESTBOUND

- Take Exit 25A to Lindbergh Boulevard
  South.

- Continue on Lindbergh Boulevard South
  to McDonnell Boulevard. Turn left
  on McDonnell Boulevard.

- Turn right into first Boeing entrance, Gate 32 and park in Parking Lot 33.


FROM I-70 EASTBOUND

- Take Exit 235B to Lindbergh Boulevard
  North.

- Continue on Lindbergh Boulevard North
  to McDonnell Boulevard.

- Turn right on McDonnell Boulevard.

- Turn right into first Boeing entrance, Gate 32 and park in Parking Lot 33.


FROM I-70 WESTBOUND

- Take exit 235B to Lindbergh Boulevard
  North.

- Continue on Lindbergh Boulevard North
  to McDonnell Boulevard.

- Turn right on McDonnell Boulevard.

- Turn right into first Boeing entrance, Gate 32 and park in Parking Lot 33.


FROM I-170 NORTHBOUND

- Take exit 9A to Airport Road.

- Turn left onto Airport Road.

- Continue on Airport Road past
  Boeing Building 100. Turn right onto
  McDonnell Boulevard.

- Turn left into Boeing Gate 32, and park in Parking Lot 33 (last left turn before Lindbergh Boulevard).

- The doors will open at 8:30 a.m. The meeting will begin at 10:00 a.m. and is expected to last no more than 2 hours.

- The facility is accessible to shareholders with disabilities. If you have a disability and require a special accommodation, please contact Boeing Equal Opportunity Programs at (314) 232-4018 (voice) or (314) 233-2225 (TDD) at least two weeks in advance of the meeting.

- Parking places in the Engineering Campus lot have been reserved for Boeing shareholders on a first-come, first-served basis. Parking for those with disabilities will be located across from the entrance to the building. This area is indicated on the map above.

- Information about public transportation to the meeting may be obtained from Bi-State Development Agency. Call (314) 231-2345 or (314) 434-5055 (TDD). Please be prepared to provide the address shown at the top of this page.

MAP CALLOUTS

HWY 270
HWY 370
HWY 70
MISSOURI BOTTOM
J.S. McDONNELL
LINDBURGH
BLDG. 33
HWY 170
AIRPORT
LINDBERGH BLVD.
BLDG. 33 ENTRANCE
J.S. McDONNELL BLVD.
GATE 32 ENTRANCE
LOT 33 PARKING

                                  DETACH HERE

                                     PROXY

                      SOLICITED BY THE BOARD OF DIRECTORS

                               THE BOEING COMPANY

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 1998

        The undersigned hereby appoints Philip M. Condit, Harry C. Stonecipher, and George H. Weyerhaeuser (the "Proxy Committee"), and each or any of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 27, 1998 (the "Meeting"), and at any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 9, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.

        If there are shares of stock allocated to the undersigned in any of the retirement, savings and employee stock ownership plans listed in the Proxy Statement under the heading "Voting by Participants in Employee Plans," the undersigned hereby instructs the trustee to vote all of such shares at the Meeting and any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 9, and authorizes the trustee to vote in its judgment or to empower the Proxy Committee to vote in the Proxy Committee's judgment, on such other business as may properly come before the Meeting and any adjournment thereof.

        IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 THROUGH 9.

                                                                   ------------
     IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE         SEE REVERSE
                                                                       SIDE
                                                                   ------------

[LOGO] BOEING

c/o BOSTON EQUISERVE
P.O. BOX 9398
BOSTON, MA 02205-9398

      VOTE VIA TELEPHONE OR THE INTERNET - IT'S QUICK, EASY AND IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please note all votes cast via the telephone or the Internet must be cast prior to 5 p.m., April 26, 1998. If you wish to change your address, please mark the box below, vote and return your proxy by mail.

TELEPHONE VOTING:

 . There is NO CHARGE for this call.
 . On a Touch Tone Telephone call TOLL FREE 1-888-807-7699 24 hours per day -
  7 days a week.
 . You will be asked to enter the Control Number which is located above your name and address below.

--------------------------------------------------------------------------------
       OPTION #1: To vote AS THE BOARD OF DIRECTORS RECOMMENDS, press 1.
--------------------------------------------------------------------------------

      YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL.

--------------------------------------------------------------------------------
     OPTION #2: If you choose to vote ON EACH PROPOSAL SEPARATELY, press 2.
                       You will hear these instructions.
--------------------------------------------------------------------------------

PROPOSAL 1:           To vote FOR ALL nominees, press 1; to WITHHOLD YOUR VOTE
                      FROM ALL nominees, press 2;

                      To vote FOR EACH NOMINEE SEPARATELY, press 3. Please listen to the instructions to cast your votes.

PROPOSAL 2 THROUGH 9: To vote FOR, press 1; to vote AGAINST, press 2; to
                      ABSTAIN, press 3.

       YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL

INTERNET VOTING:

*  As with all Internet access, usage or server fees must be paid by the user.

Visit our Internet voting site at http://www.equiserve.com/proxy/ and follow the instructions on your screen. These instructions are similar to those above for telephone voting.

--------------------------------------------------------------------------------
If you vote via telephone or the Internet, it is not necessary to return your proxy by mail. THANK YOU FOR VOTING.
--------------------------------------------------------------------------------



                                  DETACH HERE


[X] Please mark
    votes as in
    this example.

-----------------------------------------
The Board of Directors recommends a vote                                             FOR  AGAINST  ABSTAIN
     FOR proposals 1 and 2 and                2. Amend The Boeing Company            [ ]    [ ]      [ ]
   AGAINST proposals 3 through 9.                1997 Incentive Stock Plan
-----------------------------------------        for Employees.
1. Election of directors John H. Biggs,
   John E. Bryson, Charles M. Pigott,         3. Request Board to establish          [ ]    [ ]      [ ]
   and Rozanne L. Ridgway                        committee on criteria for
                                                 military contracts and
           FOR     [ ]    WITHHELD  [ ]          report to 1999 Annual Meeting.
           ALL            FROM ALL
         NOMINEES         NOMINEES
                                              4. Request Board to adopt human        [ ]    [ ]      [ ]
[ ] _______________________________________      rights criteria for operations
    For all nominees except as noted above       in and with China and report to
                                                 shareholders by July 1, 1999.



                                                                                     FOR  AGAINST  ABSTAIN
                                              5. Request Board to provide for        [ ]    [ ]      [ ]
                                                 annual election of the entire
                                                 Board of Directors.


                                              6. Request Board to provide for        [ ]    [ ]      [ ]
                                                 cumulative voting in the
                                                 election of directors.


                                              7. Request Board to create position    [ ]    [ ]      [ ]
                                                 of independent lead director.


                                              8. Request Company to obtain           [ ]    [ ]      [ ]
                                                 shareholder approval for
                                                 political contributions in
                                                 excess of $10,000 annually to
                                                 a political party, and list
                                                 political contributions in its
                                                 annual report.


                                              9. Request Board to hire                 [ ]    [ ]      [ ]
                                                 investment banker to explore
                                                 sale of Douglas Products
                                                 Division.


                    Mark here  [ ]       [BOEING LOGO]
                    for
                    comments             Please sign exactly as your name appears on your account. If the
                    and note at          shares are registered in the names of two or more persons, each
                    left                 should sign. If acting as attorney, executor, trustee or in another representative capacity, sign name and title.
                    Mark here  [ ]
                    for address
                    change and
                    note at left

Signature _______________________________ Date: _____________ Signature _______________________________ Date: _____________